As filed with the U.S. Securities and Exchange Commission on December 30, 2021

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IVEDA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada		20-2222203
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1744 S. Val Vista Drive, Ste. 213

Mesa, Arizona 85204

(480) 307-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Peter Campitiello, Esq. Thomas Rezach, Esq. McCarter & English, LLP Two Tower Center Blvd. East Brunswick, New Jersey 08816 (732) 867-9741	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(6)	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(7)
Common Stock, par value $0.00001 per share	$11,500,000	$1,066.05
Warrants to purchase common stock(3)	-	-
Common Stock issuable upon exercise of Warrants(4)	11,500,000	1,066.05
Underwriter’s Warrants to purchase common stock (3)(5)	-	-
Common Stock issuable upon exercise of Underwriter’s Warrants(5)	1,012,000	93.84
Total	$24,012,000	$2,225.94

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes the price of additional shares of common stock and/or warrants that the underwriters have the option to purchase pursuant to the exercise of their over-allotment option. See “Underwriting”.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants registered hereby.
(4)	Based on a per share exercise price for the Warrants of not less than 100% of the public offering price of the common stock and Warrant in this offering.
(5)	The Registrant has agreed to issue to the representative of the underwriters, warrants to purchase that number of common stock equal to an aggregate of eight percent (8%) of the common stock sold in the offering (including 8% of any common stock purchased upon exercise of the over-allotment option). The exercise price of the warrants is equal to 110% of the offering price of the common stock offered hereby.
(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(7)	Paid herewith

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED DECEMBER 30, 2021

Iveda Solutions, Inc.

[______] Shares of Common Stock

Warrants to Purchase [____]

Shares of Common Stock

We are offering [____] shares, of common stock, par value $0.00001 per share, and warrants to purchase [____] shares of common stock, or Warrants, at an aggregate assumed offering price of $____ per share of common stock and Warrant. The assumed offering price is based on the last reported closing trading price of our common stock on the OTC Markets on ________ __, 2022. The common stock and Warrants will be separately issued, but the common stock and Warrants will be issued and sold to purchasers in a combination of one share of common stock and one Warrant to purchase one share of common stock for a combined offering price of $___. Each Warrant will be immediately exercisable for one share of common stock at an exercise price of $___ per share (not less than 100% of the public offering price of per share of common stock and Warrant sold in this offering) and expire five years after the issuance date.

Our common stock is traded on the OTC Markets under the symbol “IVDA”. We have applied for the listing of our common stock on the Nasdaq Capital Market, or the Nasdaq, under the symbol “IVDA”. On December __, 2021, the latest reported sale price of our common stock on the OTC Markets was $___ per share. We do not intend to apply to list the Warrants on any securities exchange.

Investing in our securities involves a high degree of risks, including the risk of losing your entire investment. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our securities.

	Per Share of Common Stock and Warrant	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	We refer you to “Underwriting” beginning on page 48 for additional information regarding underwriters’ compensation.

The offering is being underwritten on a firm commitment basis. We have granted the underwriters an over-allotment option exercisable within 45 days from the date of this prospectus to purchase up to an additional [___] shares of common stock from us at a price of $___ per share and/or up to an additional [___] Warrants at a price of $0.01 per Warrant, less, in each case, underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Underwriter expects to deliver the shares of common stock and warrants against payment as set forth under “Underwriting”, on or about          , 2022.

Sole Book Running Manager

Maxim Group LLC

Prospectus dated          , 2021.

You should rely only on the information contained in this prospectus. We and the underwriter(s) have not authorized anyone to provide you with any information other than that contained in this prospectus, and neither we, nor the underwriter(s) take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy, common stock and warrants only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of common stock and warrants. Our business, financial condition, results of operations and prospects may have changed since that date.

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About this Prospectus

We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common stock and warrants shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the common stock and warrants.

Overview

Iveda specializes in AI and digital transformation technologies with real-world applications that improve quality of life and safety worldwide.

Iveda, through its wholly-owned subsidiary IntelaSight, Inc. has been offering real-time IP video surveillance technologies to our customers since 2005, prior to its merger with the company. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent video search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations worldwide. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

Products/Technology

IvedaAI

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaPinpoint

IvedaPinpoint centrally manages Bluetooth trackers and sensors and displays them on a map for exact location. Trackers and sensors are small devices that can track assets and people such as medical equipment at hospitals, students at schools, workers at factories, and dementia patients at senior care facilities. The same platform manages TempPad sensors to monitor temperature of patients at hospitals for increased nurse productivity and employees and students for initial COVID-19 screening and contact tracing.

Sentir Video

Sentir Video is Iveda’s video surveillance solution for all kinds of applications. Serving our customers over the past seventeen years has allowed us to validate the best in video surveillance technologies and methodologies, including IP network cameras, NVRs, wireless systems, and other components necessary to deploy a scalable, efficient, and effective video surveillance system. Iveda designs, builds, and delivers highly secure turnkey video surveillance systems featuring our ZEE IP Cameras and Sentir NVRs.

Cerebro IoT Platform

Cerebro is a software technology platform that integrates a multitude of disparate systems for central access and management of applications, subsystems, and devices throughout an entire environment. It is system agnostic and will support cross-platform interoperability.

IvedaSPS

IvedaSPS is our smart power solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. We offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects.

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Recent Developments

On December 21, 2021 we filed a Definitive Proxy Statement for our scheduled Special Meeting of the shareholders of our voting capital stock wherein we will seek shareholder approval to amend our Articles of Incorporation to: increase the number of our authorized shares common stock from 100,000,000 shares to 300,000,000 shares; and adjourn the meeting if there are insufficient proxies to approve such proposal.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Going Concern

Our auditor has included a “going concern” explanatory paragraph in its report on our consolidated financial statements for the fiscal year ended December 31, 2020, expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Corporate Information

Our principal executive office is located at 1744 S. Val Vista Drive, Ste. 213, Mesa, Arizona 85204. The telephone number of our principal executive offices is (480) 307-8700. Our registered agent is CT Corporation System and their office is located at 701 S Carson Street, Suite 200, Carson City, NV, 89701. Information contained on our website on that can be accessed through our website is not incorporated by reference in this prospectus.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. Below is a summary of material factors that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 6 of this prospectus.

Risks Related to Our Company and Business

●	There is substantial doubt about our ability to continue as a going concern.

●	We have a history of significant losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability.

●	We have had a significant reduction in revenues since the onset of the COVID-19 pandemic.

●	We lack sufficient capital to continue operations without raising additional capital.

●	Our future success is dependent on the continued retention of our executive officers.

●	We are dependent on two customers for 36% of our revenues.

●	Our business is subject to rapid changes in technology which we might not be able to keep pace with.

●	We are subject to the risks of doing business in Taiwan, including periodic foreign economic downturns and political instability.

Risks Related to Our Intellectual Property

●	Limitations on our ability to maintain or obtain patent protection and/or the patent rights relating to our products may limit our to prevent third parties from competing against us.

●	We rely on our intellectual property rights to avoid competitors from using our technology.

●	We could incur substantial costs defending our intellectual property from infringement.

Risks Related to Our Securities and This Offering

●	Investors in this offering may face substantial dilution if we sell substantial amounts of common stock.

●	If our performance does not meet market expectations, the price of our securities may decline.

●	There is no markets for the warrants we are offering in this offering.

●	We have and will continue to incur increased costs as a result of operating as a public company and our management has and will continue to devote a substantial amount of time to compliance with these requirements.

●	Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

●	Some provisions of our articles of incorporation and bylaws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price

●	Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

●	If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares. If we do not obtain or retain a listing on the Nasdaq Capital Market and if the price of our common stock is less than $5.00 per share, our common stock will be deemed a penny stock.

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THE OFFERING

Common Stock offered by us	_____ shares (or [_______] shares if the underwriter exercises its option to purchase additional shares of common stock in full). See “Capitalization”.

Warrants offered	Warrants to purchase [_____] of our shares of common stock (or ______ of Warrants to purchase common stock if the underwriter exercises its option to purchase such additional Warrants in full). Each Warrant will have an exercise price of $____ per share, exercisable commencing on the date of issuance and will expire in five years from the date of issuance. The terms of the Warrants will be governed by a warrant agent agreement, dated as of the closing date of this offering, that we expect to be entered into among us and American Stock Transfer & Trust Company LLC, or the Warrant Agent. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants. For additional information regarding the Warrants, see “Description of Securities We Are Offering.”

The common stock and Warrants will be separately issued, but the common stock and Warrants will be issued and sold to purchasers in a combination of one share of common stock and one Warrant to purchase one share for a combined offering price of US$_____.

Common Stock outstanding immediately prior to this offering	[______] shares

Common Stock outstanding immediately after this offering	[______] shares (or [______] shares if the underwriter(s) exercise their option to purchase additional shares common stock in full).

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Over-allotment Option	We have granted to the underwriter(s) an option, which is exercisable within 45 days from the date of this prospectus, to purchase up to an additional [______] shares of common stock at a price of $___ per share and and/or up to an additional [______] Warrants at a price of US$0.01 per Warrant to cover over-allotments.

Representative’s Warrants	We will issue to the representative of the underwriters, upon closing of this offering, compensation warrants entitling the representative to purchase a number of shares of common stock equal to 8% of the aggregate number of shares of common stock issued in this offering, including common stock issued pursuant to the exercise of the over-allotment option. The underwriters’ warrants will have a term of three (3) years and may be exercised commencing six (6) months after the closing date of this offering. This prospectus also relates to the offering of [______] shares of common stock issuable upon exercise of the Representative’s Warrants.

Use of proceeds	We expect to receive net proceeds of approximately $___ million from this offering, based on an assumed public offering price of $___ per share (or approximately $____ million if the underwriter(s) exercise their option to purchase additional shares of common stock and Warrants in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering primarily for the following purposes: procuct development, marketing and business development, information technology and working capital and general corporate purposes. See “Use of Proceeds.”

Proposed NASDAQ trading symbol	We have applied for listing of our common stock on The Nasdaq Capital Market under the symbol “IVDA,” subject to official notice of issuance, and we expect that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Our common stock is currently listed on the OTCQB under the symbol “IVDA.” There can be no assurance that this offering will be completed, or as to the terms of this offering. We do not intend to apply to list the Warrants on any security exchange.

Risk factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in our securities. You should carefully consider these risks before deciding to invest in our securitties.

Transfer Agent, Registrar and Warrant Agent	The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC. Its address is 6201 15th Ave, Brooklyn, NY 11219, and its telephone No. is 718-921-8380. The warrant agent for our Warrants is American Stock Transfer & Trust Company LLC. Its address is 6201 15th Ave, Brooklyn, NY 11219, and its telephone No. is 718-921-8380.

Lock-Up	We, our directors, executive officers, and shareholder who own 5% or more of our outstanding shares of common stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our shares of common stock or securities convertible into common stock for a period of ___ days commencing on the date of this prospectus. See “Underwriting” for additional information.

The number of shares of common stock to be outstanding after this offering is based on ___________ shares of common stock outstanding as of December __, 2021 and excludes:

● 6,874,500 shares of common stock issuable upon the exercise of outstanding options with an average exercise price $0.68 per share.

● 7,239,140 shares of common stock issuable upon the exercise of warrants with an average exercise price of $0.38 per share.

● up to [*] shares of common stock issuable upon the exercise of the Warrants offered hereby; and

● up to [*] shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, which have an exercise price of $[*] per share.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase additional securities.

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SELECTED FINANCIAL DATA

The following tables set forth selected historical statements of operations and balance sheet data for the fiscal years ended December 31, 2020 and 2019, and for the nine months ended September 30, 2021 and 2020, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Statement of Operation Data:
REVENUE	1,484,235	3,640,796
COST OF REVENUE	991,558	2,624,461
GROSS PROFIT	492,677	1,016,335
GENERAL AND ADMINISTRATIVE	1,721,420	1,780,493
BENEFIT (PROVISION) FOR INCOME TAXES	-	(7,762)
NET LOSS	(1,602,303)	(1,154,808)
BASIC AND DILUTED LOSS PER SHARE	(0.03)	(0.02)
WEIGHTED AVERAGE SHARES	51,718,895	50,693,726

Balance Sheet data:
CURRENT ASSETS	985,249	1,669,939
TOTAL ASSETS	1,245,566	1,904,300
TOTAL LIABILITIES	4,952,134	4,539,669
TOTAL SHAREHOLDERS’ EQUITY	(3,706,568)	(2,635,369)

	For the Nine Months ended September 30, 2021 (UNAUDITED)	For the Nine Months ended September 30, 2020 (UNAUDITED)
Statement of Operation Data:
REVENUE	1,304,725	1,164,640
COST OF REVENUE	781,895	1,007,321
GROSS PROFIT	522,830	157,319
GENERAL AND ADMINISTRATIVE	2,042,022	1,264,945
BENEFIT (PROVISION) FOR INCOME TAXES	-	-
NET LOSS	(1,775,728)	(1,185,493)
BASIC AND DILUTED LOSS PER SHARE	(0.03)	(0.02)
WEIGHTED AVERAGE SHARES	69,581,603	51,401,395

Balance Sheet data:
CURRENT ASSETS	2,440,674	1,255,285
TOTAL ASSETS	2,642,349	1,473,718
TOTAL LIABILITIES	4,336,525	5,366,364
TOTAL SHAREHOLDERS’ EQUITY	(1,694,175)	(3,892,646)

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Risks Related to Our Company and Business

Our Financial Statements Contain A Going Concern Opinion.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We generated accumulated losses of approximately $38 million from January 2005 through December 31, 2020 and have insufficient working capital and cash flows to support operations. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

We Have Incurred Significant Net Losses Since Our Inception And May Not Be Able To Achieve Or Maintain Profitability On An Annual Basis In The Future.

We have incurred significant net losses since our inception. For the years ended December 31, 2020 and 2019, we incurred net losses of approximately $1.6 million and $1.2 million, respectively, and had accumulated losses of approximately $38 million through December 31, 2020. We cannot predict if we will achieve or maintain annual profitability in the near future or at all. The expected growth due to the recent change in our revenue model may not be sustainable or may decrease, and we may not generate sufficient revenue to achieve or maintain annual profitability. Our ability to achieve and maintain annual profitability depends on a number of factors, including our ability to attract and service customers on a profitable basis and the growth of the video surveillance industry. If we are unable to achieve or maintain annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

We Have Incurred A Significant Reduction In Revenues During 2020 and First Quarter 2021 Related To The Global Effects That The COVID-19 Pandemic Have Had On The Worldwide Economy.

The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where the Company has offices, employees, customers, vendors and other suppliers and business partners.

Like most businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. By that time, much of our first fiscal quarter was completed. During the remainder of 2020 and the first quarter of 2021, the Company observed decreases in demand from certain customers, including primarily municipalities and commercial customers in Taiwan as well as delays in project timelines in Taiwan. However, the Company is beginning to experience an increase in demand for the three months ended September 30, 2021, compared to the last half of 2020.

Given the fact that the Company’s products are sold through a variety of distribution channels, the Company expects its sales will experience more volatility as a result of the changing and less predictable operational needs of many customers as a result of the COVID-19 pandemic. The Company is aware that many companies, including many of its suppliers and customers, are reporting or predicting negative impacts from COVID-19 on future operating results. Although the Company observed significant declines in demand for its products from certain customers during 2020 and the first quarter of 2021, the Company believes that the impact of the COVID-19 remains too fluid and unknown, hindering the Company from determining the long-term demand for current products. The Company also cannot be certain how demand may shift over time as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

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The Company does not expect there to be material changes to its assets on its balance sheet or its ability to timely account for those assets. The Company has also reviewed the potential impacts on future risks to the business as it relates to collections, returns and other business-related items.

To date, travel restrictions and border closures have not materially impacted its ability to obtain inventory or manufacture or deliver products or services to customers. However, if such restrictions become more severe, they could negatively impact those activities in a way that would harm the business over the long term. Travel restrictions impacting people can restrain our ability to assist its customers and distributors as well as impact its ability to develop new distribution channels, but at present the Company does not expect these restrictions on personal travel to be material to our business operations or financial results. The Company has taken steps to restrain and monitor its operating expenses and therefore it does not expect any such impacts to materially change the relationship between costs and revenues.

Like most companies, the Company has taken a range of actions with respect to how it operates to assure it complies with government restrictions and guidelines as well as best practices to protect the health and well-being of its employees and its ability to continue operating its business effectively. To date, the Company has been able to operate its business effectively using these measures and to maintain internal controls as documented and posted. The Company also has not experienced challenges in maintaining business continuity and does not expect to incur material expenditures to do so. However, the impacts of COVID-19 and efforts to mitigate the same have remained unpredictable and it remains possible that challenges may arise in the future.

The actions the Company has taken so far during the COVID-19 pandemic include, but are not limited to requiring all employees who can work from home to work from home and increasing its IT networking capability to best assure employees can work effectively outside the office.

The Company currently believes revenue for the year ending December 31, 2021 will still be impacted due to the conditions noted. Based on the Company’s current cash position and its projected cash flow from operations, the Company believes that it will have sufficient capital and or have access to sufficient capital through public and private equity and debt offerings to sustain operations for a period of one year following the date of this filing. If business interruptions resulting from the COVID-19 pandemic were to be prolonged or expanded in scope, the business, financial condition, results of operations and cash flows would be negatively impacted. The Company will continue to actively monitor this situation and will implement actions necessary to maintain business continuity.

We Need To Raise Significant Additional Funding.

At our current estimated burn rate, we have sufficient capital to continue our operations for only a short period of time. Accordingly, we must raise capital to continue as a going concern. In December 2020, our Board of Directors approved a new private financing round to accredited investors up to $5 million. As of December 3, 2021, we raised approximately $4.0 million through the sale of our Common Stock. There is no assurance that we can raise additional funding to continue as a going concern or to operate profitably. Any inability to obtain additional financing when needed could require us to significantly curtail or cease operations.

Even if funding is available to us, we cannot assure investors that additional financing will be available on terms that are favorable to us or to our existing stockholders. Additional funding may be accomplished through the issuance of equity or debt securities that could be significantly dilutive to the percentage ownership of our existing stockholders. In addition, these newly issued securities may have rights, preferences, or privileges senior to those of existing stockholders. Accordingly, such a financing transaction could materially and adversely impact the price of our common stock.

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We Depend On Certain Key Personnel.

Our future success is dependent on the efforts of key management personnel, particularly David Ly, our Chairman and Chief Executive Officer, Sid Sung, our President, Robert J. Brilon, our Chief Financial Officer, Luz Berg our General Manager and Chief Marketing Officer, and Gregory Omi, our Chief Technology Officer, each of whom is employed by us at will. Mr. Ly’s relationships within our industry are vital to our continued operations, and if Mr. Ly were no longer actively involved with us, we would likely be unable to continue our operations. The loss of one or more of our other key employees could also have a material adverse effect on our business, financial condition, and results of operations.

We also believe that our future success will be largely dependent on our ability to attract and retain highly qualified management, sales, and marketing personnel. We cannot assure investors that we will be able to attract and retain such personnel and our inability to retain such personnel or to train them rapidly enough to meet our expanding needs could cause a decrease in the overall quality and efficiency of our staff, which could have a material adverse effect on our business, financial condition, and results of operations.

Demand For Our Products May Be Lower Than We Anticipate.

We have limited resources to undertake reseller distribution activities. We cannot predict with certainty the potential customer demand for our intelligent video search, smart utility, smart sensors, gateways and trackers, and IoT platforms (Products) or the degree to which we will meet that demand. If demand for our Products does not develop to the extent or as quickly as expected, we might not be able to generate enough revenue to become profitable.

We are currently targeting the sale of our Products to telecommunications companies and technology and systems integrators. Our strategy to target those organizations is based upon their interest and a number of assumptions, some or all of which could prove to be incorrect.

Even if markets for our Products develop, we could achieve a smaller share of those markets than we currently anticipate. Achieving market share will require substantial investment in technical, marketing, project management, and engineering functions to support the deployment of our Products. We cannot assure investors that our efforts will result in the attainment of sufficient market share to become profitable.

We Believe Industry Trends Support Our Open Source Systems, But If Trends Reverse We May Experience Decreased Demand.

The security and surveillance industry is characterized by rapid changes in technology and customer demands. We believe that the existing market preference for open source systems (systems capable of integrating a wide range of products and services through community and private-based cooperation, such as the Internet, Linux, and certain cameras used in our business) is strong and will continue for the foreseeable future. We cannot assure investors that customer demand for our products and the market’s preference for open source systems will continue. A lack of customer demand or a decline in the preference of open source systems could have a material adverse effect on our business, financial condition, and results of operations.

A Relatively Small Number Of Key Customers Account For A Significant Portion Of Our Revenue.

Historically, a significant portion of our revenue has come from a limited number of key customers. Revenue from two customers out of 30 total customers represented approximately 36% of total revenue for the nine months ended September 30, 2021. These specific customers were 1) Chunghwa Telecom with 18%, 2) Taiwan Stock Exchange with 18%, (both Taiwan companies). Chunghwa Telecom revenues represented 37% of total revenue for the nine months ended September 30, 2020, and 28% and 55% of total revenues for the years ended December 31, 2020 and 2019, respectively. Total number of customers were 33, 35, and 42, for the nine months ended September 30, 2020 and years ended December 31, 2020 and 2019, respectively. 40% of the total accounts receivable at September 30, 2021 were from two customer out of a total of 28 customer accounts receivable accounts. These specific customers were 1) Chunghwa Telecom with 31% and 2) Anpro Systems with 9% representing approximately 40% of total accounts receivable at September 30, 2021. Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

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The Chunghwa Telecom agreement provides for an initial contract period of one year January 1, 2021 through December 31, 2021 and is renewable automatically for additional one-year periods. Pursuant to the Chunghwa Telecom agreement, the Company provides hardware/software system maintenance as required, including an 8-hour response time during office hours and hardware and software is billed as required. The agreement may be terminated due to a breach of the contract that is not cured within 10 days. There is no contract agreement with Shanghai Bank. Material terms of the High Fortune agreement include a contract amount of $75,000 ($55,000 billed through September 30, 2021) to procure and install, equipment and software, then provide training manuals. The term of this contract is through December 31, 2021, renewable automatically for additional one-year periods and terminable due to a breach of the contract which is not cured within 10 days.

Our licensing business, in particular, may be susceptible to concentration of revenue, if through our licensing customers’ large consumer bases of end users. The loss of a key service provider customer, the delay, reduction, or cancellation of a significant order, or difficulty collecting on our accounts receivable from our service provider customers could have a material adverse effect on our business, financial condition, and results of operations.

Payment terms for our U.S.-based segment require prepayment for our Products before they are shipped. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our Products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. MEGAsys provides an allowance for doubtful accounts for any receivables that will not be paid within one year, which excludes such retained amounts. We have set up doubtful accounts receivable allowances of $3,000 and $0 for our Taiwan-based and U.S.-based segments, respectively, as of the period ended September 30, 2021 and year ended December 31, 2020. We deem the rest of our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers.

We Rely On MEGAsys, Our Taiwan Subsidiary, For A Significant Portion Of Our Revenue.

We rely on MEGAsys, our Taiwan subsidiary, for a significant portion of our revenue. For the nine months ended September 30, 2021 MEGAsys operations accounted for 95% of the total revenue. For the years ended December 31, 2020 and 2019, MEGAsys’s operations accounted for 71% and 95% of our total revenue, respectively. If MEGAsys experiences a decline in customer demand for its services, an increase in supplier pricing, currency fluctuations, or general economic or governmental instability, our business, financial condition, and results of operations may be materially and adversely affected.

Rapid Growth May Strain Our Resources.

As we continue the commercialization of our Products, we expect to experience significant and rapid growth in the scope and complexity of our business, which may place a significant strain on our senior management team and our financial and other resources. Such growth, if experienced, may expose us to greater costs and other risks associated with growth and expansion. We may be required to hire a broad range of additional employees, including engineers, project managers, and other support personnel, among others, in order to successfully advance our operations. We may also be required to expand and enhance our technology to accommodate customized customer solutions. We may be unsuccessful in these efforts or we may be unable to project accurately the rate or timing of these increases.

The nature of our distribution channel business does not require us to increase our leased space. Our licensing partners may host our platforms in their own data centers or public cloud such as Amazon or Google. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems, and to train, motivate, and manage our employees.

This growth may place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our business, or the failure to manage growth effectively, could have a materially adverse effect on our business, financial condition, and results of operations. In addition, difficulties in effectively managing the budgeting, forecasting, and other process control issues presented by such a rapid expansion could harm our business, financial condition, and results of operations.

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We Depend On Third Party Manufacturers and Suppliers For The Products We Sell.

We have relationships with a number of third party manufacturers and suppliers that provide all of the hardware components of our Products. We have direct relationships with camera manufacturers in Taiwan for camera systems. Risks associated with our dependence upon third party manufacturers include the following: (i) reduced control over delivery schedules; (ii) lack of control over quality assurance; (iii) poor manufacturing yields and high costs; (iv) potential lack of adequate capacity during periods of excess demand; and (v) potential misappropriation of our intellectual property. Although we depend on third party manufacturers and suppliers for the Products we sell, risks are minimized because we do not depend exclusively on any one manufacturer or supplier. We utilize an open platform, which means that in order to deliver our services, we do not discriminate based on camera brand or manufacturer and our services can be used with a wide array of products.

We do not know if we will be able to maintain third party manufacturing and supply contracts on favorable terms, if at all, or if our current or future third-party manufacturers and suppliers will meet our requirements for quality, quantity, or timeliness. Our success depends in part on whether our manufacturers are able to fill the orders we place with them in a timely manner. If our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships.

While we believe we would be able to find replacement sourcses for all of our third-party manufactireres and suppliers, if we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation, and risk of loss or reduced profit. We believe that our present suppliers offer products that are superior to comparable products available from other suppliers. In addition, we have development partner relationships with many of our present suppliers, which provide us with greater control over future enhancements to the products we sell. Our business, financial condition, results of operation, and reputation could be adversely impacted if we are unable to provide quality products to our customers in a timely manner.

We could also be adversely affected by an increase in our manufacturers’ prices for our product components or a significant decline in our manufacturers’ financial condition. Our manufacturers’ prices may increase as a result of internal price determinations, fluctuations in the prices of raw materials, natural disasters, raw material shortages, or other events beyond our control. If our relationship with any one of our manufacturers is terminated and we cannot successfully establish a relationship with an alternative manufacturer that offers similar services at similar prices, our costs could increase, adversely affecting our operations.

We Operate In A Highly Competitive Industry And Our Failure To Compete Effectively May Adversely Affect Our Ability To Generate Revenue.

We believe that our products offer more functions and priced better than our competitors. However, some companies may be developing a similar product, including companies that may have significantly greater financial, technical, and marketing resources, larger distribution networks, and that generate greater revenue and have greater name recognition than we do. Those companies may develop products that are superior to those that we offer. Such competition may potentially affect our chances of achieving profitability.

Some of our competitors may conduct more extensive promotional activities and may offer lower prices to customers than we can, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices to remain competitive. Our competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. To be successful, we must carry out our business plan, establish and strengthen our brand awareness through marketing, effectively differentiate our services from those of our potential competitors, and build our network of service providers, while maintaining a superior platform and level of service, which we believe will ultimately differentiate our Products from those of our competitors. We may have to substantially increase marketing and development activities to compete effectively.

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If Our Information Security Measures Are Breached And Unauthorized Access Is Obtained, Existing And Potential Service Providers May Not Perceive Our Software And Services As Being Secure And May Terminate Their Licensing Agreements Or Fail To Order Additional Products And Services.

Our software involves the monitoring of cameras that may be recording sensitive areas of end users’ facilities and the storage of sensitive data obtained from such cameras. Our software utilizes data and other security measures that are comparable to those used by financial institutions. However, because we no longer host the platform at our own data centers, information security risks associated with data centers are borne by the service providers. If we or any of our service providers or their end-users experience any breach of security in our software, we may be required to expend significant capital and resources to help restore our service providers’ systems. Furthermore, because techniques used to obtain unauthorized access to information systems change frequently and generally are not recognized until launched against a target, we may not be able to anticipate those techniques or to implement adequate preventative measures. Given the nature of our business and the business of the service providers we serve, if unauthorized parties gain access to our or our service providers’ information systems or such information is used in an unauthorized manner, misdirected, lost, or stolen during transmission, any theft or misuse of such information could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our software, allegations by our service providers that we have not performed our contractual obligations, termination of services by existing customers, litigation by affected parties, and possible financial obligations for damages related to the theft or misuse of such information, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Our Property And Business Interruption Insurance Coverage Is Limited And May Not Compensate Us Fully For Losses That May Occur As A Result Of A Disruption To Our Business.

Our property and business interruption insurance coverage is limited and is subject to deductibles and coverage limits. In the event that we experience a disruption to our business, our insurance coverage may not compensate us fully for losses that may occur. Any damage or failure that causes interruptions to our business could have a material adverse effect on our business, financial condition, and results of operations.

The Timing Of Our Revenue Can Vary Depending On How Long Customers Take To Evaluate Our Platform.

It is difficult to forecast the timing of revenue because the development period for a customized system or solution may be lengthy. In addition, our larger customers may need a significant amount of time to evaluate our products before purchasing them, and our governmental customers are subject to budgetary and other bureaucratic processes that may affect the timing of payment. The period between initial customer contact and a purchase by a customer varies greatly depending on the customer and historically has taken several months. During the evaluation period, customers may defer or reduce proposed orders of products or systems for various reasons, including (i) changes in budgets and purchasing priorities, (ii) decreased market adoption expectations, (iii) a reduced need to upgrade existing systems, (iv) introduction of products by competitors, and (v) general market and economic conditions.

We Are Subject To Certain Risks Inherent In Managing And Operating Businesses In Taiwan.

We have significant international operations in Taiwan that involve matters central to our business, including those relating to e-commerce, privacy and data protection, live streaming services, intellectual property, computer security, anti-money laundering, anti-corruption and anti-bribery, currency control regulations, data protection, privacy, consumer protection, competition, telecommunications and product liability. There are risks inherent in operating and selling products and services internationally, including the following: different regulatory environments and reimbursement systems; difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; foreign customers who may have longer payment cycles than customers in the United States; fluctuations in foreign currency exchange rates; tax rates in certain foreign countries that may exceed those in the United States and foreign earnings that may be subject to withholding requirements; the imposition of tariffs, exchange controls, or other trade restrictions; general economic and political conditions in countries where we operate or where our customers reside; government control of capital transactions, including the borrowing of funds for operations or the expatriation of cash; potential adverse tax consequences; security concerns and potential business interruption risks associated with political or social unrest in foreign countries where our facilities or assets are located; difficulties associated with managing a large organization spread throughout various countries; difficulties in enforcing intellectual property rights and weaker intellectual property rights protection in some countries; required compliance with a variety of foreign laws and regulations; and differing customer preferences. The factors described above may have a material adverse effect on our business, financial condition, and results of operations.

Because the majority of the Company’s revenues come from our MEGASys subsidiary, which is located in Taiwan, the Company is subject to the risks of doing business in Taiwan, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.

Sole-Vision Technologies (doing business as MEGAsys®) is the Company’s wholly-ownd subsidiary and generates the majority of the Company’s revenues. MEGASys’ primary place of business is in Taiwan, Republic of China, and the Company has certain key employees in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of the Company’s business outside of the U.S. may have a material adverse effect on the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;
●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations, and treaties;
●	changes in, or impositions of, legislative or regulatory requirements regarding the pharmaceutical industry;
●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;
●	restrictions on transfers of funds and assets between jurisdictions; and
●	China- Taiwan geo-political instability.

As the Company continues to operate its business in Taiwan, our success will depend in part, on our ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect our business, financial condition and results of operations.

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Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently the Securities and Exchange Commission (SEC) and Department of Justice (DOJ) have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

In addition, our products and technology may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our products and technology, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely adversely affect our business.

We Rely On Service Providers To Distribute Our Products To Customers.

We rely on service providers such as telecommunications companies, security integrators and other technology integrators to purchase and distribute our Products to their customers. We plan to continue this method of our internal sales activity for the foreseeable future to service large service providers and government accounts. While we believe we will be able to find alternate service providers if our relationship with any of our larger service providers is terminated and we are not successful in establishing a relationship with an alternative service provider that offers similar services at similar prices, our business could decline.

We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in complementary or synergistic companies, services, and technologies in the future. Acquisitions and investments involve numerous risks, including without limitation:

●	difficulties in identifying and acquiring products, technologies, proprietary rights or businesses that will help our business;
●	difficulties in integrating operations, technologies, services, and personnel;
●	diversion of financial and managerial resources from existing operations;
●	the risk of entering new development activities and markets in which we have little to no experience;
●	risks related to the assumption of known and unknown liabilities;
●	risks related to our ability to raise sufficient capital to fund additional operating activities; and
●	the issuance of our securities as partial or full payment for any acquisitions and investments could result in material dilution to our existing stockholders.

If we fail to integrate any acquired business into our operations, or if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We have in the past made (and may, from time to time, consider) acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

Our Ability To Use Our Net Operating Loss Carryforwards And Certain Other Tax Attributes May Be Limited, Which Could Potentially Result In Increased Tax Liabilities To Us In The Future.

In prior years, we have suffered losses, for tax and financial statement purposes that generated significant federal and state net operating loss carryforwards. As of December 31, 2020, we had approximately $28.0 million of federal and $2.8 million of state net operating loss carryforwards, which we believe could offset otherwise taxable income in the United States and Arizona. Our federal net operating loss carryforwards begin to expire in 2025. Our state net operating loss carryforwards, which are applicable in California and Arizona, began to expire in 2014. Although these net operating loss carryforwards may be used against taxable income in future periods, we will not receive any tax benefits from the losses we incurred unless, and only to the extent that, we have taxable income during the period prior to their expiration. In addition, our ability to use the net operating loss carryforwards would be severely limited in the event we complete a transaction that results in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended.

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Risks Related to Our Intellectual Property

We Could Incur Substantial Costs Defending Against Claims That Our Products Infringe On The Proprietary Rights Of Others.

We do not have any patents. While we do not believe that our products infringe on the proprietary rights of any third parties the intellectual property rights that we do have may not be sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. We were named as a defendant in two patent-related lawsuits, both of which have been settled.

Competitors may have filed applications for or may have been issued patents and may obtain additional patents and proprietary rights relating to products or processes that compete with or are related to our products and services. The scope and viability of these patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights, and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products and services.

While we do not believe that our products infringe on the proprietary rights of any third parties, third parties may claim infringement by us with respect to any patents or other proprietary rights that they hold, and we cannot assure investors that we would prevail in any such proceeding as the intellectual property status of our current and future competitors’ products and services is uncertain. Any infringement claim against us, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We may not be successful in developing or otherwise acquiring rights to non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to continue operating our Products without incurring significant additional expense.

In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort, and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market, or sell our products. Furthermore, our suppliers may not provide us with indemnification in the event that their products are found to infringe upon the intellectual property rights of any third parties, and if they do not, we would be forced to bear any resulting expense.

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We Depend On Our Intellectual Property.

Our success and ability to compete depends in part on our proprietary Cerebro Smart IoT Platform and IvedaAI intelligent video search technology. We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements, and nondisclosure agreements to protect our proprietary information. We received the right to license certain of Industrial Technology Research Institute (ITRI)’s patents with respect to the development of cloud-video technologies and the exclusive rights to license the products and services we develop in cooperation with ITRI. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. We consider our proprietary platform invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We do not currently hold any patents. The measures we take to protect our technologies and other intellectual property rights, which presently are based upon trade secrets, may not be adequate to prevent their unauthorized use.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services, and technologies similar to ours, which could reduce demand for our Products, services, and technologies. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtaining and using our Products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States. Others may circumvent the trade secrets, trademarks, and copyrights that we currently or in the future may own. We do not have patent protection with respect to our software or systems, although we are considering seeking such protection.

We seek to protect our proprietary intellectual property, which includes intellectual property that may only be protectable as a trade secret, in part by confidentiality agreements with our employees, consultants, and business partners. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships. See “Business – Intellectual Property.”

We Could Incur Substantial Costs Defending Our Intellectual Property From Infringement By Others.

Unauthorized parties may attempt to copy aspects of our proprietary software or to obtain and use our other proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. We may not have the financial resources to prosecute any infringement claims that we may have. Any litigation could result in substantial costs and diversion of resources with no assurance of success.

Risk Related to Ownership of Our Securities

Unless Or Until We List Our Common Stock On NASDAQ Or Another Securities Exchange, Our Common Stock Will Be Deemed A “Penny Stock,” Which Makes It More Difficult For Our Investors To Sell Their Shares.

Unless or until our common stock lists on the Nasdaq Capital Market or another securities exchange, our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stocks to persons other than “established customers” complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our common stock. If our common stock is subject to the penny stock rules, investors will find it more difficult to dispose of our common stock.

We May Not Be Able To Access The Equity Or Credit Markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

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Future Sales Of Our Common Stock In The Public Market By Our Existing Stockholders, Or The Perception That Such Sales Might Occur, Could Depress The Market Price Of Our Common Stock.

The market price of our common stock could decline as a result of the sales of a large number of shares of our common stock in the market by the selling stockholders, and even the perception that these sales could occur may depress the market price of our common stock.

Future Sales And Issuances Of Our Common Stock Or Rights To Purchase Common Stock By Us, Including Pursuant To Acquisitions, Investments, Financings or Our Equity Incentive Plans, Could Result In Additional Dilution Of Percentage Ownership Of Our Stockholders And Could Cause Our Stock Price To Fall.

We intend to issue additional securities pursuant to our equity incentive plans and may issue equity or convertible securities in the future in connection with acquisitions, investments and/or additional financings. To the extent we do so, our stockholders may experience substantial dilution. We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales and new investors could gain rights superior to our existing stockholders.

There Is A Limited Market For Our Common Stock.

Our common stock is quoted on OTC Markets under the symbol “IVDA”. We intend to apply to list our common stock on the Nasdaq Capital Markets. No assurance can be given that our application will be approved or that, if approved an active trading market for our shares will develop which could put downward pressure on the market price of our common stock and thereby affect the ability of our stockholders to sell their shares. An established trading market for our common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

The trading volume of our common stock may be limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they may tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a result, any broker-dealer that makes a market in our common stock or other person that buys or sells our common stock could have a significant influence over its price at any given time. We cannot assure our stockholders that a market for our common stock will be sustained. There is no assurance that our common stock will have any greater liquidity than common stock that does not trade on a public market.

Our Reporting Obligations As A Public Company Are Costly.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Securities Act. These rules, regulations and requirements are extensive. We may incur significant costs associated with our public company corporate governance and reporting requirements. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

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Future Changes in Financial Accounting Standards or Practices May Cause Adverse Unexpected Financial Reporting Fluctuations and Affect Reported Results of Operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. We have in the past failed, and may in the future fail, to maintain the adequacy of our internal controls over financial reporting. Such failure could subject us to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline. For example, our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2020 our internal control over financial reporting was not effective, due to the Company not having adequate controls related to change management within the technology that support the Company’s financial reporting function.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

●	faulty human judgment and simple errors, omissions or mistakes;
●	fraudulent action of an individual or collusion of two or more people;
●	inappropriate management override of procedures; and
●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission and civil or criminal sanctions.

We Do Not Intend To Pay Dividends On Our Common Stock So Any Returns Will Be Limited To The Value Of Our Stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will be limited to the value of their stock.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity, our operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

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Risks Relating to this Offering

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the common stock for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the common stock as a source for any future dividend income.

A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.

We cannot assure you that a liquid public market for the common stock will develop. If a large, active public market for the common stock does not develop following the completion of this offering, the market price and liquidity of the common stock may be materially adversely affected. The public offering price for the common stock will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of the common stock after this offering could decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of the common stock.

There is no public market for the Warrants to purchase Common stock being offered by us in this offering.

There is no established public trading market for the Warrants being offered in this offering. The Warrants will not be listed for trading and no market for the Warrants is expected to develop. Without an active trading market, the liquidity of the Warrants will be limited.

The trading price of the common stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of the common stock is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. In addition to market and industry factors, the price and trading volume for the common stock and/or Warrants may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenue, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the common stock will trade.

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In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

The sale or availability for sale of substantial amounts of common stock could adversely affect their market price.

Sales of substantial amounts of the common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the common stock and could materially impair our ability to raise capital through equity offerings in the future. The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

There will be [_______] shares of common stock outstanding immediately after this offering, or [_______] shares of common stock if the underwriters exercise their option to purchase our shares in full. In connection with this offering, we, our directors and executive officers and the holders of 5% or more of our outstanding common stock have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of common stock or securities convertible into or exercisable or exchangeable for the common stock for a period of 180 days after the date of this prospectus. However, the underwriters may release these securities from these restrictions at any time.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the common stock. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our securities.

We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “IVDA” and we anticipate that our common stock will begin trading on The Nasdaq Capital Market immediately following the completion of this offering. Although, after giving effect to this offering we expect to meet the minimum initial listing standards set forth in the Nasdaq Listing Standards, we cannot assure you that our securities will be, or will continue to be, listed on The Nasdaq Capital Market in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and Nasdaq could delist our securities as a result.

We cannot assure you that our common stock, if delisted from The Nasdaq Capital Market, will be listed on another national securities exchange. If our common stock is delisted by The Nasdaq Capital Market, our common stock would likely trade on the OTCQB where an investor may find it more difficult to sell our shares or obtain accurate quotations as to the market value of our common stock.

Techniques employed by short sellers may drive down the market price of the common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

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As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the common stock could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the common stock and trading volume could decline.

The trading market for the common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the common stock or publishes inaccurate or unfavorable research about our business, the market price for the common stock would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the common stock to decline.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

The Warrants are speculative in nature.

The Warrants do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common stock at a fixed price for a limited period of time. Commencing on the date of issuance, holders of the Warrants may exercise their rights to acquire the common stock and pay an exercise price of $_____ per share, subject to certain adjustments, prior to the fifth anniversary of the date of issuance, after which date any unexercised Warrants will expire and have no further value.

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Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed offering price. There can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Holders of the Warrants will have no rights as shareholders until such holders exercise their Warrants and acquire our Common Stock.

Until holders of the Warrants acquire our common stock upon exercise of the Warrants, holders of the Warrants will have no rights with respect to the common stock underlying the Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

Our articles of incorporation contain anti-takeover provisions that could materially adversely affect the rights of holders of our common stock.

We have adopted an amended and restated memorandum and articles of incorporation that contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common stock. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our common stock may fall and the voting and other rights of the holders of our common stock may be materially adversely affected.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENT

This Prospectus contains forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this Form S-1, including statements regarding future events, our future financial performance, business strategy, and plans and objectives for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks outlined under “Risk Factors”, “Liquidity and Capital Resources” with respect to our ability to continue to generate cash from operations or new investment, or elsewhere in this prospectus or discussed in our audited consolidated financial statements for the year ended December 31, 2020, which may cause our or our industry’s actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10 million, (or approximately $11.5 million if the underwriters exercise their option to purchase additional shares of common stock and Warrants in full, based on an assumed public offering price of $___ per share of common stock and Warrant) (the last reported closing trading price of our common stock on the OTC Markets on ______, 2022), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of the Warrants sold in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an exercise price of $           per share, we would receive additional net proceeds of approximately $         million. We cannot predict when or if these Warrants will be exercised.

We plan to use the net proceeds of this offering primarily for the following purpose:

Description of Use of Proceeds	Estimated Amount of Net Proceeds
Product Development (Contractors and Hired Personel)	$3,129,000
Marketing and Business Development	894,000
Information Technology Upgrades	447,000
Working capital	4,470,000
Total	$8,940,000

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may also use the proceeds for potential acquisitions; however, our management has not yet determined the types of businesses that we will target or the terms of any potential acquisitions.

DIVIDEND POLICY

We have never declared any dividends on our common stock and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Nevada law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Nevada corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year.

MARKET FOR COMMON EQUITY AND PRICE RANGE OF COMMON STOCK

Our common stock is currently quoted on the OTC Markets, OTCQB tier, under the trading symbol “IVDA”. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. Trading in stocks quoted on the OTC Markets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future. See the High and Low Bid data below:

Fiscal Year 2021	High Bid*	Low Bid*
First Quarter	$1.09	$0.27
Second Quarter	$1.00	$0.40
Third Quarter	$0.84	$0.45
Fourth Quarter (until December 30, 2021)	$2.44	$0.76

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Fiscal Year 2020	High Bid*	Low Bid*
First Quarter	$0.45	$0.25
Second Quarter	$0.47	$0.26
Third Quarter	$0.37	$0.28
Fourth Quarter	$0.55	$0.26

Fiscal Year 2019	High Bid*	Low Bid*
First Quarter	$0.39	$0.40
Second Quarter	$0.26	$0.13
Third Quarter	$0.40	$0.06
Fourth Quarter	$0.50	$0.20

* The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the conversion of $135,559 aggregate principal amount of short term indebtedness and accrued interest into 384,454 shares of common stock, (ii) the sale of 756,000 shares of common stock at $0.75 per share and (iii) the exercise of a warrant to purchase 270,000 shares of common stock at $0.35 per share; and

●	on a pro forma, as adjusted basis to further reflect the issuance and sale of [_____] shares of common stock and Warrants offered in this offering at an assumed public offering price of $__ per share and Warrant, which was the last reported closing trading price of our common stock on the OTC Markets on December __ 2021 after deducting underwriting discounts, commissions and estimated offering expenses of $__ million}.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2021
	Actual	Pro Forma	Pro Forma As Adjusted
	$	$	$
Common Stock, $.00001 par value, 100,000,000 shares authorized, 74,070,292 actual shares issued and outstanding, 5,000,000 pro forma shares issued and outstanding, 79,070,292 pro forma as adjusted shares issued and outstanding	741	50
Additional Paid in Capital	38,576,077	9,999,950
Accumulated Deficit	(40.138,485)	0
Accumulated other comprehensive loss	(132,508)	0)
Total Shareholders’Equity (Deficit)	(1,694,175)	8,305,825
Total Equity	(1,694,175)	8,305,825
Total Capitalization	(1,694,175)	8,305,825

The number of shares of common stock to be outstanding after this offering is based on 74,070,292 shares of common stock outstanding as of September 30, 2021 and excludes:

● 6,874,500 shares of common stock issuable upon the exercise of outstanding options with an average exercise price $0.68 per share;.

● 7,239,140 shares of common stock issuable upon the exercise of warrants with an average exercise price of $0.38 per share.

● up to [*] shares of common stock issuable upon the exercise of the Warrants offered hereby; and

● up to [*] shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, which have an exercise price of $[*] per share.

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DILUTION

If you invest in the common stock and Warrants, your interest will be diluted to the extent of the difference between the public offering price per share and our pro forma net tangible book value of the common stock after this offering. Dilution results from the fact that the public offering price per share of common stock is substantially in excess of the book value per share of common stock attributable to the existing shareholders for our presently outstanding common stock.

Our net tangible book value as of September 30, 2021, was $(1,694,175), or approximately $(0.02) per share. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of shares of common stock outstanding.

Our pro forma net tangible book value as of September 30, 2021 was $8,305,825 or approximately $0.11 per share giving effect to the pro forma adjustments described in “Capitalization”.

After giving further effect to our issuance and sale of ________ shares of common stock and Warrants offered in this offering at the assumed public offering price of $___ per share and Warrant after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2021 would have been approximately $___ million, or $___ per share, to existing shareholders and an immediate dilution in net tangible book value of $___ per share, to purchasers of common stock in this offering.

The following table illustrates the dilution on a per share basis at the assumed public offering price per share and Warrant of $___:

	Offering without Over-allotment Option
Assumed public offering price per share	$
Net tangible book value per share as of September 30, 2021		$(0.02)
Pro forma net tangible book value per share as of September 30, 2021		$0.11
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$
Pro forma as adjusted net tangible book value per share after this offering	$
Dilution per share to new investors in this offering	$

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our common stock and other terms of this offering determined at the pricing.

The number of shares of common stock to be outstanding after this offering is based on 76,292,100 shares of common stock outstanding as of December 3, 2021 and excludes:

● up to [*] shares of common stock issuable upon the exercise of the Warrants offered hereby;

● up to [*] shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, which have an exercise price of $[*] per share;.

● 6,874,500 shares of common stock issuable upon the exercise of outstanding options with an average exercise price $0.68 per share; and.

● 7,239,140 shares of common stock issuable upon the exercise of warrants with an average exercise price of $0.38 per share.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Financial Data” and our combined and consolidated audited financial statements and the related notes thereto for the years ended December 31, 2020 and 2019 and our combined and consolidated financial statements for the three and nine month periods ended September 30, 2021 included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Iveda has been offering real-time IP video surveillance technologies to our customers since 2005. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations across the globe. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

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AI Functions

●	Object Search
●	Face Search (No Database Required)
●	Face Recognition (from a Database)
●	License Plate Recognition (100+ Countries), includes make and model
●	Intrusion Detection
●	Weapon Detection
●	Fire Detection
●	People Counting
●	Vehicle Counting
●	Temperature Detection
●	Public Health Analytics (Facemask Detection,
●	QR and Barcode Detection

Key Features

●	Live Camera View
●	Live Tracking
●	Abnormality Detection – Vehicle/Person wrong direction detection
●	Vehicle/Person Loitering Detection
●	Fall Detection
●	Illegal Parking Detection
●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

Cerebro’s roadmap includes dashboard for all of Iveda’s platforms for central management of all devices. Cerebro is system agnostic and will support cross-platform interoperability. The common unified user interface will allow remote control of platforms, sensors and subsystems throughout an entire environment. This integration and unification of all subsystems enable acquisition and analysis of all information on one central command center, allowing comprehensive, effective, and overall management and protection of a city.

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In the last few years, the smart city concept has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources has necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

We license our platform and sell IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

MEGAsys®, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. MEGAsys combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through MEGAsys, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. MEGAsys is our research and development arm, working with a team of developers in Taiwan.

In April, 2011, we completed our acquisition of MEGAsys®, a company founded in 1998 by a group of sales and research and development professionals from Taiwan Panasonic Company. MEGAsys, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City initiatives in Taiwan and other neighboring countries. MEGAsys combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through MEGAsys, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. MEGAsys is our research and development arm, working with a team of developers and managing our relationship with the Industrial Technology Research Institute (“ITRI”) in Taiwan. MEGAsys also houses the application engineering team that supports Sentir implementation for our service provider customers in Asia. The Company depends on MEGAsys as the majority of the company’s revenues have come from MEGAsys since we acquired them in April 2011. For the nine months ended September 30, 2021 MEGAsys operations accounted for 95% of the total revenue. For the years ended December 31, 2020 and 2019, MEGAsys’s operations accounted for 71% and 95% of our total revenue, respectively.

The acquisition of MEGAsys provided the following benefits to our business:

●	An established presence and credibility in Asia and access to the Asian market.

●	Relationships in Asia for cost-effective research and development of new product offerings and securing the best pricing for end user devices.

●	Sourcing of products directly using MEGAsys’s product sourcing expertise to enhance our custom integration capabilities.

●	Enhancements to the global distribution potential for our products and services.

In November 2012, we signed a cooperation agreement with ITRI, a research and development organization based in Taiwan. Together with ITRI, we have developed cloud-video services. Pursuant to the cooperation agreement, we received the right to license some of ITRI’s patents that were used in the development. We also have exclusive rights to license the products and services we develop in cooperation with ITRI.

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In June and August 2014, in collaboration with our local partner in the Philippines, we shipped our ZEE® cloud plug-and-play cameras for delivery to the Philippine Long Distance Telephone Company (“PLDT”) for distribution to its customers with a cloud video surveillance service offering, utilizing our Sentir platform.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Conditions and Results of Operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. A description of our critical accounting policies and related judgments and estimates that affect the preparation of our financial statements is set forth in our audited consolidated financial statements for the year ended December 31, 2020. Such policies are unchanged.

New Accounting Standards

There were no new standards recently issued which would have an impact on our operations or disclosures.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020

Net Revenue. We recorded net consolidated revenue of $411,452 for the three months ended September 30, 2021, compared to $278,238 for the three months ended September 30, 2020, an increase of $133,214, or 48%. In the three months ended September 30, 2021, our recurring service revenue was $106,434, or 26% of net consolidated revenue, and our equipment sales and installation revenue was $300,756, or 73% of net consolidated revenue, compared to recurring service revenue of $143,945, or 52% of net consolidated revenue, and equipment sales and installation revenue of $132,315, or 48% of net consolidated revenue, for the same period in 2020. Our U.S.-based segment saw an increase of $11,748, or 42% in net consolidated revenue during the three months ended September 30, 2021, while our Taiwan-based segment revenue increased by $121,466, or 49% during the same period. The minimal increase in U.S.-based segment revenue was due to limited sales of equipment to our customers during our transition to IvedaAI products. The increase in Taiwan-based segment revenue was primarily due to additional long-term contracts awarded and started during the three months ended September 30, 2021. See COVID-19 effects discussion below in Liquidity and Capital Resources.

We recorded net consolidated revenue of $1,304,725 for the nine months ended September 30, 2021, compared to $1,164,640 for the nine months ended September 30, 2020, an increase of 140,084 or 12%. For the nine months ended September 30, 2021 MEGAsys operations accounted for 95% of the total revenue. In the nine months ended September 30, 2021, our recurring service revenue was $219,414 or 17% of revenue, and our equipment sales and installation revenue was $1,079,861 or 83% of revenue, compared to recurring service revenue of $244,296 or 21% of revenue, and equipment sales and installation revenue of $912,822 or 78% of revenue for the same period in 2020. The increase in consolidated net revenue was primarily related to long-term contracts that were awarded stating in the second quarter of 2021 in Taiwan but the U.S.-based segment revenue decrease of ($376,306) was due to limited sales of equipment to our customers during our transition to IvedaAI products. See also COVID-19 effects discussion below in Liquidity and Capital Resources.

Cost of Revenue. Total cost of revenue was $136,887 (33% of revenue, representing a gross margin of 67%) for the three months ended September 30, 2021, compared to $447,248 (161% of revenue; representing a gross margin of (61%) for same period in 2020, a decrease of $310,361, or 69%. The U.S.-based segment decrease in cost of revenue corresponds with decreased equipment sales. The Taiwan-based segment significant decrease in cost of revenue were primarily due to cost reductions related to COVID-19 delays from the same period in 2020.

Total cost of revenue was $781,895 (60% of revenues; gross margin of 40%) for the nine months ended September 30, 2021, compared to $1,007,321 (86% of revenues; representing a gross margin of 14%) for the nine months ended September 30, 2020, a decrease of $225,426 or 22%. The decrease of cost of revenue was primarily related to the reduction of low margin equipment sales in the U.S.-based segment and resulted in an increased of gross margin. The Taiwan based segment has seen positive momentum coming out of COVID-19 delays in large project revenues in 2020 during the nine months ended September 30, 2021.

Operating Expenses. Operating expenses were $698,717 for the three months ended September 30, 2021, compared to $411,286 for the same period in 2020, an increase of $287,431, or 70%. The increase in operating expenses was primarily related to a ramp up in personnel in the US based administrative, sales and technical support personnel as well as research and development expenses for IvedaAI. Additional professional expenses have been incurred during this period with an effort to get financial information filed with the OTC Markets and filing of the Form 10-12g registration statement.

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Operating expenses were $2,042,022 for the nine months ended September 30, 2021, compared to $1,264,945 for the nine months ended September 30, 2020, an increase of $777,077 or 66%. The increase in operating expenses was primarily related to a ramp up in personnel in the US based administrative, sales and technical support personnel as well as research and development expenses for IvedaAI. Additional professional expenses have been incurred during this period with an effort to get financial information filed with the OTC Markets and filing of the Form 10-12g registration statement.

Loss from Operations. As a result of Taiwan based segment increase in revenues and gross margins, loss from operations decreased to ($424,151) for the three months ended September 30, 2021, compared to ($580,296) for the same period in 2020, a decrease in loss of $156,145, or 27%).

Primarily as a result of the increase in operating expenses the loss from operations increased to ($1,519,193) for the nine months ended September 30, 2021, compared to ($1,107,626) for the nine months ended September 2020, an increase in loss of ($411,567) or (37%).

Other Expense-Net. Other expense-net was ($29,280) for the three months ended September 30, 2021, compared to ($19,831) for the same period in 2020, an increase of ($9,449), or (48%). The change is primarily due to the increase in interest expense related to US based debentures issued starting in 2019 to February 2021.

Other expense-net was ($256,535) for the nine months ended September 30, 2021, compared to ($77,867) for the nine months ended September 30, 2020, an increase of ($178,668) or (229%) primarily related to the increase in interest expense from the US based debentures issued starting in 2019 to February 2021. A significant non-cash interest expense has been recorded for the value of convertible features of debentures issued as well as the warrants issued as incentives for the convertible debentures.

Net Loss. Net loss was ($453,411) for the three months ended September 30, 2021, compared to ($600,127) for the same period in 2020. The decrease of $146,695, or 24%, was primarily due to the Taiwan based segment increase in revenues and gross margins offsetting the increase in operating expenses which was primarily related to a ramp up in personnel in the US based administrative, sales and technical support personnel as well as research and development expenses for IvedaAI. Additional professional expenses have been incurred during this period with an effort to get financial information filed with the OTC Markets and filing of the Form 10-12g registration statement.

The Net loss was ($1,775,328) for the nine months ended September 30, 2021, compared to ($1,185,493) for the nine months ended September 30, 2020. The increase of ($590,235) or (50%) in net loss was primarily the effect of the increase in operating expenses which was related to a ramp up in personnel in the US based administrative, sales and technical support personnel as well as research and development expenses for IvedaAI. Additional professional expenses have been incurred during this period with an effort to get financial information filed with the OTC Markets and filing of the Form 10-12g registration statement.

Results of Operations for the Year Ended December 31, 2020 Compared with the Year Ended December 31, 2019

Net Revenue

We recorded net consolidated revenue of $1.5 million for the year ended December 31, 2020, compared with $3.6 million for the year ended December 31, 2019, a decrease of ($2.1 million), or (59%). In fiscal 2020, our recurring service revenue was $325,680, or 22% of consolidated net revenue, and our equipment sales and installation revenue was $1.2 million, or 78% of net revenue. For the year ended December 31, 2019, our recurring service revenue was $207,889, or 6% of net revenue, and our equipment sales and installation revenue was $1.4 million, or 94% of net revenue. The decrease in total revenue in 2020 compared with the same period in fiscal 2019 is attributable primarily to decreased equipment sales from MEGAsys as a result of delays in projects due to Covid-19 shutdowns.

Cost of Revenue

Total cost of revenue was $1.0 million (67% of revenue; gross margin of 33%) for the year ended December 31, 2020, compared with $2.6 million (72% of revenue; 28% gross margin) for the year ended December 31, 2019, a decrease of ($1.6 million), or (62%). The decrease in cost of revenue was primarily driven by decreased MEGAsys revenue. The decrease in overall gross margin was also primarily attributed to decreased MEGAsys revenue as a result of delays in projects due to Covid-19 shutdowns .

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Operating Expenses

Operating expenses were $1.7 million for the year ended December 31, 2020, compared with $1.8 million for the year ended December 31, 2019, a decrease of ($0.1 million), or (3%). This net decrease in operating expenses in 2020 compared with 2019 is due primarily to offsetting factors of decreased operating expenses at MEGAsys from direct sales and sales support personnel reductions during project delays and increased administrative and research and development expenses at the US operations to ramp up for IvedaAI projects.

Loss from Operations

Loss from operations increased to $1.3 million for the year ended December 31, 2020, compared with $0.8 million for the year ended December 31, 2019, an increase of $0.5 million, or 61%. A majority of the increase in loss from operations was primarily due to a $0.5 million reduction in gross profit.

Other Expense-Net

Other expense-net was $373,560 for the year ended December 31, 2020, compared with $382,888 for the year ended December 31, 2019, a decrease of $9,328, or 2%. The majority of the other expense is interest expense accrued for convertible debentures, valuation of the convertible debenture features and the value of warrants given as incentive for the convertible debentures.

Net Loss

Net loss was $1.6 million for the year ended December 31, 2020, compared with $1.1 million for the year ended December 31, 2019. The increase of $0.5 million, or 40%, in net loss was caused primarily by a decrease in revenue and gross margin from MEGAsys operations in Taiwan.

Liquidity and Capital Resources

As of September 30, 2021, we had cash and cash equivalents of $939,399 in our U.S.-based segment and $292,035 in our Taiwan-based segment, compared to $32,574 in our U.S.-based segment and $216,947 in our Taiwan-based segment as of December 31, 2020. This increase in our cash and cash equivalents is primarily a result of the $2.1 million sale of Common Stock with Warrants during the nine months ended September 30, 2021. There are no legal or economic factors that materially impact our ability to transfer funds between our U.S.-based and Taiwan-based segments.

Net cash used in operating activities during the nine months ended September 30, 2021 was $1.2 million compared to $0.1 million net cash used during the nine months ended September 30, 2020. Net cash used in operating activities for the nine months ended September 30, 2021 consisted primarily of the $1.8 million net loss, $0.3 million in inventory, $0.3 of prepaids and advances to suppliers offset by approximately $0.6 million in additional accrued expenses. Cash used in operating activities for the nine months ended September 30, 2020 consisted primarily of the net loss and offset by $0.6 million in additional accrued expenses as well as $0.6 million collection of accounts receivable.

Net cash used in investing activities for the nine months ended September 30, 2021 was $17,352. Net cash used by investing activities during the nine months ended September 30, 2020 was $35,305.

Net cash provided by financing activities for the nine months ended September 30, 2021 was $2.2 million compared with $0.1 million provided during the nine months ended September 30, 2020. Net cash provided by financing activities in 2021 is primarily a result of the $2.1 million sale of Common Stock with Warrants during the nine months ended September 30, 2021. Net cash provided by financing activities in 2020 consisted primarily of an increase in sort-term debt balances at the U.S based operations.

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As of September 30, 2021, we had $485,000 outstanding Short-Term Debt on the Iveda US books and $385,000 is past the maturity date and the remaining $100,000 comes due February 2022. There are no penalties related to the past due Notes, interest continues to accrue until paid or converted to common Stock at $0.35 per share. During the nine months ended September 30, 2021, Noteholders converted $499,750 of principal and the company expects a significant portion of the remaining Short-Term Debt to be converted to common stock over the next twelve months. The company expects to pay the remaining Short-Term Debt, if any, from operations and future equity capital raises. There can be no assurance that the company will be able to generate enough operating cashflow or raise equity funds in a timely manner hence the entire Short-Term Debt balance would be past due as of the end of February 2022.

Between October 1, 2021 to November 8, 2021, short-term debenture holders converted an aggregate of $132,809 in principal and accrued interest into 384,454 shares of common stock, Additionally, we sold 756,000 shares of unregistered restricted common stock at $0.75 per share for $567,000 of proceeds, plus warrants to purchase 270,000 shares of common stock at $0.35 were exercised for $94,500 in proceeds.

We have experienced significant operating losses since our inception. At December 31, 2020, we had approximately $25 million in net operating loss carryforwards available for federal income tax purposes, which will begin to expire in 2025. We did not recognize any benefit from the federal net operating loss carryforwards in 2021 or 2020. We also had approximately $2.8 million in state net operating loss carryforwards, which expire after five years.

We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs, based on our current estimated burn rate. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. No assurance can be given that we will be successful in future financing and revenue-generating efforts. Even if funding is available, we cannot assure investors that it will be available on terms that are favorable to our existing stockholders. Additional funding may be achieved through the issuance of equity or debt securities that could be significantly dilutive to the percentage ownership of our existing stockholders. In addition, these newly issued securities may have rights, preferences, or privileges senior to those of our existing stockholders. Accordingly, such a financing transaction could materially and adversely impact the price of our common stock.

Substantially all of our cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (“Central Deposit Insurance Corporation”) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC insurance limit.

Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit. Taiwan-based segment revenue from three customers represented approximately 74% of total revenue for the quarter ended September 30, 2021, and accounts receivable from two customers represented approximately 59% of total accounts receivable at September 30, 2021. No other customers represented greater than 10% of total revenue in the quarter ended September 30, 2021.

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Payment terms for our U.S.-based segment require prepayment for most products before they are shipped and monthly Sentir licensing fees, which are due in advance on the first day of each month. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. Although our Taiwan-based segment had minimal gross accounts receivables aged over 180 days at September 30, 2021, we provide an allowance for doubtful accounts for any receivables that will not be paid within one year, which excludes such retained amounts. For our U.S.-based segment, we had no doubtful accounts receivable allowances for the quarters ended September 30, 2021 and 2020, respectively. For our Taiwan-based segment, we set up doubtful accounts receivable allowances of approximately $3,000 and $3,000 for the quarters ended September 30, 2021 and 2020, respectively. We deem the rest of our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer, and we generally do not charge interest on past due receivables.

The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where the Company has offices, employees, customers, vendors and other suppliers and business partners.

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Like most businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. By that time, much of our first fiscal quarter was completed. During the remainder of 2020 and the first quarter of 2021, the Company observed decreases in demand from certain customers, including primarily municipalities and commercial customers in Taiwan as well as delays in project timelines in Taiwan. The Company estimates that the COVID-19 pandemic resulted in decreases of approximately $1.2 million revenues and $0.3 million gross profit contribution for the year ended December 31, 2020 and $0.2 million revenues and $0.05 million gross profit contribution for the three months ended March 31, 2021. However, the Company is beginning to experience an increase in demand for the six months ended September 30, 2021, compared to the last half of 2020.

Given the fact that the Company’s products are sold through a variety of distribution channels, the Company expects its sales will experience more volatility as a result of the changing and less predictable operational needs of many customers as a result of the COVID-19 pandemic. The Company is aware that many companies, including many of its suppliers and customers, are reporting or predicting negative impacts from COVID-19 on future operating results. Although the Company observed significant declines in demand for its products from certain customers during 2020 and the first quarter of 2021, the Company believes that the impact of the COVID-19 remains too fluid and unknown, hindering the Company from determining the long-term demand for current products. The Company also cannot be certain how demand may shift over time as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

The Company does not expect there to be material changes to its assets on its balance sheet or its ability to timely account for those assets. The Company has also reviewed the potential impacts on future risks to the business as it relates to collections, returns and other business-related items.

To date, travel restrictions and border closures have not materially impacted its ability to obtain inventory or manufacture or deliver products or services to customers. However, if such restrictions become more severe, they could negatively impact those activities in a way that would harm the business over the long term. Travel restrictions impacting people can restrain our ability to assist its customers and distributors as well as impact its ability to develop new distribution channels, but at present the Company does not expect these restrictions on personal travel to be material to our business operations or financial results. The Company has taken steps to restrain and monitor its operating expenses and therefore it does not expect any such impacts to materially change the relationship between costs and revenues.

Like most companies, the Company has taken a range of actions with respect to how it operates to assure it complies with government restrictions and guidelines as well as best practices to protect the health and well-being of its employees and its ability to continue operating its business effectively. To date, the Company has been able to operate its business effectively using these measures and to maintain internal controls as documented and posted. The Company also has not experienced challenges in maintaining business continuity and does not expect to incur material expenditures to do so. However, the impacts of COVID-19 and efforts to mitigate the same have remained unpredictable and it remains possible that challenges may arise in the future.

The actions the Company has taken so far during the COVID-19 pandemic include, but are not limited to requiring all employees who can work from home to work from home and increasing its IT networking capability to best assure employees can work effectively outside the office.

The Company currently believes revenue for the year ending December 31, 2021 will still be impacted due to the conditions noted. Based on the Company’s current cash position and its projected cash flow from operations, the Company believes that it will have sufficient capital and or have access to sufficient capital through public and private equity and debt offerings to sustain operations for a period of one year following the date of this filing. If business interruptions resulting from the COVID-19 pandemic were to be prolonged or expanded in scope, the business, financial condition, results of operations and cash flows would be negatively impacted. The Company will continue to actively monitor this situation and will implement actions necessary to maintain business continuity.

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Effects of Inflation

For the periods for which financial information is presented, we do not believe that the current levels of inflation in the United States have had a significant impact on our operations. Likewise, we do not believe that the current levels of inflation in Taiwan have had a significant impact on the operations of MEGAsys.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

BUSINESS

Overview

History

Iveda Solutions, Inc. (“Iveda”, or the “Company”) was incorporated in Nevada as Charmed Homes, Inc. in June 2006. On October 15, 2009, IntelaSight, d/b/a Iveda, a Washington corporation, became a wholly owned subsidiary of the Company. In December 2010, IntelaSight merged with and into the Company and the Company became the surviving company. Iveda offered the first cloud hosting of streaming and recorded video from security cameras for its customers and real-time remote surveillance service utilizing intervention specialists to watch our customers’ cameras in real time, 24/7.

In April 2011, Iveda completed the acquisition of the Taiwan-based company Sole-Vision Technologies (doing business as MEGAsys®).

Historically, we sold and installed video surveillance equipment, primarily for security purposes and secondarily for operational efficiencies and marketing. We also provided video hosting, in-vehicle streaming video, archiving, and real-time remote surveillance services to a variety of businesses and organizations. While we only used off-the shelf camera systems from well-known camera brands, we now source our own cameras using manufacturers in Taiwan in order for us to be more flexible in fulfilling our customer needs. We now have the capability to provide IP cameras and NVRs based on customer specifications. We still utilize ONVIF (Open Network Video Interface Forum) cameras which is a global standard for the interface of IP-based physical security products.

In 2014, we changed our business model from direct project-based sales to licensing our platform and selling IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

MEGAsys, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. MEGAsys combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through MEGAsys, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. MEGAsys is our research and development arm, working with a team of developers in Taiwan. The company depends on MEGAsys as the majority of the company’s revenues have come from MEGAsys since we acquired them in April 2011.

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Overview

Iveda specializes in AI and digital transformation technologies with real-world applications that improve quality of life and safety worldwide.

Iveda, through its wholly-owned subsidiary IntelaSight, Inc. has been offering real-time IP video surveillance technologies to our customers since 2005, prior to its merger with the company. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent video search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations worldwide. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

In the last few years, the concept of a smart city has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources have necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

Technology / Products

Iveda offers AI intelligent video search, smart utility, smart sensors, gateways and trackers, and IoT platforms (Products).

IvedaAI

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

AI Functions

●	Object Search

●	Face Search (No Database Required)

●	Face Recognition (from a Database)

●	License Plate Recognition (100+ Countries), includes make and model

●	Intrusion Detection

●	Weapon Detection

●	Fire Detection

●	People Counting

●	Vehicle Counting

●	Temperature Detection

●	Public Health Analytics (Facemask Detection,

●	QR and Barcode Detection

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Key Features

●	Live Camera View

●	Live Tracking

●	Abnormality Detection – Vehicle/Person wrong direction detection

●	Vehicle/Person Loitering Detection

●	Fall Detection

●	Illegal Parking Detection

●	Heatmap Generation

IvedaPinpoint

IvedaPinpoint centrally manages Bluetooth trackers and sensors and displays them on a map for exact location. Trackers and sensors are small devices that can track assets and people such as medical equipment at hospitals, students at schools, workers at factories, and dementia patients at senior care facilities. The same platform manages TempPad sensors to monitor temperature of patients at hospitals for increased nurse productivity and employees and students for initial COVID-19 screening and contact tracing.

Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

Sentir Video

Sentir Video is Iveda’s video surveillance solution for all kinds of applications. Serving our customers over the past seventeen years has allowed us to validate the best in video surveillance technologies and methodologies, including IP network cameras, NVRs, wireless systems, and other components necessary to deploy a scalable, efficient, and effective video surveillance system. Iveda designs, builds, and delivers highly secure turnkey video surveillance systems featuring our ZEE IP Cameras and Sentir NVRs.

Cerebro IoT Platform

Cerebro is a software technology platform that integrates a multitude of disparate systems for central access and management of applications, subsystems, and devices throughout an entire environment. It is system agnostic and will support cross-platform interoperability. Cerebro’s roadmap includes a dashboard for all of Iveda’s platforms for central management of all devices. It provides remote access to a Dashboard for a single user interface, providing convenient anywhere, anytime access and analysis of relevant information in a timely manner for managing an entire organization or city. Cerebro links city systems and subsystems inseparably to each other. This integration and unification of all subsystems enable acquisition and analysis of all information on one central entity allowing comprehensive, effective and overall management and protection of a city.

IvedaSPS

IvedaSPS is our smart power solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. We offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system. Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

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Customers

Our business model in the US is to license our software to organizations already providing services to an existing customer base and facilitating hardware acquisition through third party partners. This business model provides dual revenue streams – one from surveillance camera and analytics hardware sales to the service providers and the other from software licensing fees.

MEGAsys continues to service its enterprise and government clients on a per-project basis. Some of its customers include Chunghwa Telecom, the Taiwan Stock Exchange, New Taipei City Police Department, and Taiwan Energy Systems.

Here is a sample list of our present customers and partners

Seasonality of Business

There is no significant seasonality in our business.

Research and Development

Our new CTO is spearheading the continued development of Cerebro, our proprietary IoT platform, utilizing internal resources and outsourced software engineers.

Intellectual Property

We regard certain aspects of our internal operations, products, and documentation as proprietary and rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements, and nondisclosure agreements to protect our proprietary information. We do not currently hold any patents, but we have certain exclusive rights to relevant patents. We own registered trademarks for Iveda Solutions and its logo and Iveda and its logo from the U.S. Patent and Trademark Office.

We cannot guarantee that our protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our system. Nonetheless, we intend to vigorously defend our proprietary technologies, trademarks, and trade secrets. We have required and will continue to require existing and future members of management, employees, and consultants to sign non-disclosure and invention assignment agreements for work performed on our behalf.

We are currently developing Cerebro IoT platform. Cerebro is a federated software platform for smart city management. It consists of power management, traffic management, location-based asset tracking, security systems management and AI intelligent video search management. We may consider patent protection for Cerebro based on the unique features we are developing. We are using a combination of open source and proprietary code for all our source coding.

In November 2012, we signed a cooperation agreement with Industrial Technology Research Institute (ITRI), a research and development organization based in Taiwan. Together with ITRI, we have developed cloud-video technologies. Pursuant to the cooperation agreement, we received the right to license some of ITRI’s patents that were used in the development. We also have exclusive rights to license the products and services we develop in cooperation with ITRI.

We do not believe that our proprietary rights infringe the intellectual property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future technology or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation. Furthermore, our proposed future products and services may not be proprietary and other companies may already be providing these products and services.

Environmental Issues

Our business currently does not implicate any environmental regulation.

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Industry Overview

Iveda is in AI space providing critical intelligence to video surveillance systems and IoT space providing digital transformation solutions to cities around the world. Both industry segments are projected to grow significantly. According to International Data Corporation (IDC) Worldwide Artificial Intelligence Spending Guide, global spending on AI is forecast to double over the next four years from USD 50.1 billion in 2020 to more than USD110 billion in 2024. Spending on AI systems will accelerate over the next several years as organizations deploy artificial intelligence as part of their digital transformation efforts and to remain competitive in the digital economy.

According to Fortune Business Insights, the global IoT market size was USD 308.97 billion in 2020, exhibiting a growth of 23.1% in 2020 compared to the average year-on-year growth during 2017-2019. The market is projected to grow from USD 381.30 billion in 2021 to USD 1,854.76 billion in 2028.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our directors, director nominees, executive officers and other key employees.

Name	Age	Position
David Ly	46	Chief Executive Officer and Chairman of the Board of Directors
Chi Kuang Sid Sung	60	President
Robert J. Brilon	61	Chief Financial Officer and Treasurer
Luz A. Berg	59	General Manager, Chief Marketing Officer and Corporate Secretary
Gregory Omi	60	Chief Technology Officer
Joseph Farnsworth	62	Director
Alejandro Franco	68	Director
Robert D. Gillen	67	Director

David Ly founded our company and has served as our Chief Executive Officer and Chairman of the Board of Directors since October 2009. Mr. Ly also served as our President from October 2009 to February 2014. Mr. Ly served in Business-to-Business Sales for T-Mobile USA, a wireless network and communications company, from August 2002 to September 2003. From September 2001 to July 2002, Mr. Ly served as Market Manager of Door To Door Storage, a moving and portable storage company. Mr. Ly served as an Applications Engineer at Metricom, Inc., the first micro cellular data network, from November 1998 to August 2001. Mr. Ly holds a Bachelor of Science Degree in Civil Engineering with a minor in International Business from San Francisco State University. We believe Mr. Ly’s position as our Chief Executive Officer, his extensive knowledge and understanding of the video surveillance and AI industries, and his business and engineering expertise and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

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Sid Sung has served as our President since January 2020. Mr. Sung was President from July 2017 to December 2019 and a director from March 2015 to December 2019 of People Power Company, an IoT platform solutions provider. He served as Board Advisor and IoT Consultant from February 2014 to December 2019 at CVS Capital, a venture capital company focusing on IT & semiconductor field and Twoway Communications, a CATV and fiber communications equipment provider, and Xingtera, a home networking semiconductor and IoT solution provider. Mr. Sung was the Cofounder and Chief Operating Officer at Connected IO, a machine-to-machine product and solution provider for telcos, from October 2013 to October 2017. He was also Vice President from May 2011 to January 2014 at Lite ON Technology, an OEM/ODM contract manufacturer. Mr. Sung served as General Manager at SMC Networks, a leading cable gateway and home security solutions provider, from August 2007 to July 2010 and as Vice President at Accton Technology, a global provider of networking and communications solution, from March 2006 to August 2007. Mr. Sung was the founder and CEO of Alpha Telecom, a next generation CPE provider, from September 1994 to March 2006. Mr. Sung holds a master’s degree in Electrical Engineering at the University of Alabama Huntsville and a Bachelor of Science Degree in Atmospheric Science at National Taiwan University.

Robert J. Brilon has served as our Chief Financial Officer since December 2013. He was also our President from February 2014 to July 2018 and Treasurer from December 2013 to July 2018 and was appointed Treasurer again on December 15, 2021. Mr. Brilon served as our Executive Vice President of Business Development from December 2013 to February 2014 and as our interim Chief Financial Officer and Treasurer from December 2008 to August 2010. Mr. Brilon joined New Gen Management Services, Inc. in July 2017 as the CFO (subsequently becoming President and CFO of New Gen in July 2018). Mr. Brilon was the President, Chief Financial Officer, Corporate Secretary, and Director of both Vext Science, Inc and New Gen until he resigned in February 2020. Mr. Brilon served as Chief Financial Officer and Executive Vice President of Business Development of Brain State Technologies, a brainwave optimization software licensing and hardware company, from August 2010 to November 2013. From January 2010 to August 2010, Mr. Brilon served as Chief Financial Officer of MD Helicopters, a manufacturer of commercial and light military helicopters. Mr. Brilon also served as Chief Executive Officer, President, and Chief Financial Officer of InPlay Technologies (NASDAQ: NPLA), formerly, Duraswitch (NASDAQ: DSWT), a company that licensed patented electronic switch technology and manufactured digital pen technology, from November 1998 to June 2007. Mr. Brilon served as Chief Financial Officer of Gietz Master Builders from 1997 to 1998, Corporate Controller of Rental Service Corp. (NYSE: RRR) from 1995 to 1996, Chief Financial Officer and Vice President of Operations of DataHand Systems, Inc. from 1993 to 1995, and Chief Financial Officer of Go-Video (AMEX:VCR) from 1986 to 1993. Mr. Brilon is a certified public accountant and practiced with several leading accounting firms, including McGladrey Pullen, Ernst and Young and Deloitte and Touche. Mr. Brilon holds a Bachelor of Science degree in Business Administration from the University of Iowa.

Luz A. Berg has served as our Chief Marketing Officer and Corporate Secretary since October 2009 and General Manager from April 2018. Ms. Berg also served in various roles at our company including Chief Operating Officer from October 2009 to September 2014, Senior Vice President of Operations & Marketing from May 2007 to October 2009, and Vice President of Marketing from November 2004 to May 2007. Ms. Berg served as Director of Marketing of Cygnus Business Media, a technology business-to-business media company, from January 2003 to July 2004. From October 2001 to January 2003, Ms. Berg served as Director of Marketing for Penton Business Media, a business-to-business media company. Ms. Berg also served as Marketing Programs and Channel Marketing Manager of Metricom, the first micro cellular data network, from March 1999 to August 2001 and as a Marketing Communications Specialist for Spectra-Physics Lasers, manufacturer of industrial and scientific lasers, from October 1991 to March 1999. Ms. Berg holds a Bachelor of Arts degree in Management from St. Mary’s College in California.

Gregory Omi has served is our new Chief Technology Officer since May 2021. Prior, Mr. Omi served as director of our company from October 2009 to November 2016. Mr. Omi served as a senior programmer for Zynga, an online and mobile social gaming company, from November 2009 to March 2014 and then again briefly in 2016 and 2019 as architect. Mr. Omi served as senior engineer at Tesla, an electric vehicle manufacturer, from October 2016 to October 2017. Prior to that, Mr. Omi served as a programmer for Monkey Gods, LLC, a video game developer, from January 2009 to November 2009. Mr. Omi also served as Senior Programmer for Flektor, Inc., a developer of online audio and video editing tools, from October 2006 to January 2009. From October 1996 to June 2006, Mr. Omi served as a Senior Programmer for Naughty Dog, a computer game developer. Prior to that, Mr. Omi served in programming roles for 3DO from 1992 to 1996, TekMagic in 1992, Epyx from 1986 to 1992, Atari in 1991, Nexa from 1982 to 1983 and 1985 to 1986, and HES in 1983. Mr. Omi attended DeVry Institute in Phoenix, Arizona from 1979 to 1980 where he studied industrial electronics engineering.

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Joseph Farnsworth has served as a director of our company since January 2010. Mr. Farnsworth has served as President and as a director of Farnsworth Realty & Management Co., an Arizona-based privately held real estate company, and as a director of Farnsworth Development, a closely held real estate developer, since 1995. Mr. Farnsworth has also served as a director of The Farnsworth Companies since 2008. From 1990 to 1995, Mr. Farnsworth served as President of Alfred’s International, with operations in China and Korea. Prior to that, Mr. Farnsworth served as President of Farnsworth International, a real estate investment company based in Taipei, Taiwan from 1987 to 1991. Mr. Farnsworth holds a Bachelor of Science degree in Real Estate Finance from Brigham Young University and is a licensed real estate broker in Arizona. We believe Mr. Farnsworth’s experience leading companies with operations in Asia and his business and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Alejandro Franco has served as a director of our company since November 2011. Mr. Franco has also served as a consultant to our company since 2011, advising on business development and strategic partnership opportunities in Mexico. Mr. Franco is the founder and has served as President of Amextel, a telecommunications company in Mexico, since June 2003. Mr. Franco also founded and served as President of Bela Corp., a cloud technology and services company, from 1988 to 2000. Prior to that, Mr. Franco founded and served as President of TVM, Inc., a television and technology company in Mexico, from 1985 to 1988. Mr. Franco attended UNAM University, Mexico where he studied Economics. Mr. Franco also attended IBERO University, Mexico, where he studied Industrial Design. Mr. Franco holds a Master degree in Theology from the Oblate School of Theology in San Antonio, Texas. We believe Mr. Franco’s experience leading businesses with operations in Asia and Mexico, his experience as a consultant for our company, his extensive knowledge and understanding of the telecommunications and cloud technology industries, and his business and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert D. Gillen has served as a director of our company since November 2011. Mr. Gillen founded and has served as President of the Law Offices of Robert D. Gillen, Ltd., a law firm located in Scottsdale, Arizona and Naperville, Illinois, which specializes in advising small- and medium-size businesses on domestic and international tax planning, since 1979. Mr. Gillen retired in October 2014. Mr. Gillen holds a Bachelor of Science degree in Business Administration from the University of Illinois and a J.D. from the Illinois Institute of Technology – Chicago Kent College of Law. Mr. Gillen also has extensive experience educating, CPAs, attorneys, and other financial and business professionals about asset protection and tax planning. We believe Mr. Gillen’s experience advising, clients operating the cellular industry, his experience leading a business involved in the lease and sale of cellular sites, his experience navigating international business and legal issues, and his prior board experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Terms of Directors and Executive Officers

The number of directors of the Company shall be not less than one nor more than thirteen. Each of our directors holds office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, until his or her resignation, or until his or her office is otherwise vacated in accordance with our articles of incorporation.

Our officers are elected by and serve at the discretion of the board of directors.

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Board of Directors and Board Committees

Our board of directors consists of four directors, three of whom are independent as such term is defined by the Nasdaq Capital Market. We have determined that Joseph Farnsworth, Alejandro Franco and Robert D. Gillen satisfy the “independence” requirements under NASDAQ Rule 5605.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nomination and corporate governance committee, and adopted a charter for each of the three committees. Copies of our committee charters are posted on our corporate investor relations website.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Farnsworth is the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Farnsworth is the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Nominations and Corporate Governance Committee. Our Nominations and Corporate Governance committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Gillen is the chair of our Nominations and Corporate Governance committee. The nominating and corporate governance committee is responsible for, among other things, (i) determining the qualifications, qualities and skills required to be a director of the Company and evaluating, selecting and approving nominees to serve as directors, (ii) periodically reviewing, assessing and making recommendations for changes to the Board of Directors and its committees and (iii) overseeing the process for evaluation of the Board of Directors. Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the nominating and corporate governance committee. In addition, the nominating and corporate governance committee has unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties. The nominating and corporate governance committee is also responsible for establishing procedures regarding director nominees put forward by stockholders. The committee is also responsible for establishing procedures for shareholder communications with the Board of Directors.

Involvement in Certain Legal Proceedings

None of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics which is applicable to all of our directors, executive officers and employees. A copy of the code of business conduct and ethics will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2020 and 2019, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (1)	Warrants Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
David Ly	2020	$190,000		$175,000	$11,968	$376,968
Chairman and Chief Executive Officer	2019	$190,000		$40,000	$11,968	$241,968
Sid Sung	2020	$150,000		$25,000		$175,000
President	2019		$12,376	$20,000		$32,376
Robert J. Brilon	2020	$180,000		$50,000		$230,000
Chief Financial Officer	2019	$180,000		$4,000		$184,000
Luz A. Berg General Manager,	2020	$165,000		$175,000		$340,000
Chief Marketing Officer and Corporate Secretary	2019	$165,000		$30,000		$195,000
Gregory Omi	2020					$0
Chief Technology Officer	2019					$0

(1)	The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.
(2)	The amounts in this column reflect the aggregate probable grant date fair value of warrants awards to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.
(3)	The amounts in this column reflect the aggregate probable grant date fair value of option awards to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.
(4)	The amounts in this column reflect the amount of perquisites related to a vehicle allowance.

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Employments Agreements – The company has no employment agreements with any of its executive officers.

Outstanding Equity Awards as of December 31, 2020

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2020

Name and Prinicpal Position	Grant Date	Number of Securities Underlying Unexercised Options/Warrants (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David Ly	6/20/2011	300,000	(1)	-	-	$1.00	6/20/2021
Chairman and	12/18/2012	50,000	(1)	-	-	$1.10	12/18/2022
Chief Executive Officer	12/31/2013	50,000	(1)	-	-	$1.75	12/31/2023
	12/31/2014	50,000	(1)	-	-	$1.15	12/31/2024
	2/25/2015	100,000	(1)	-	-	$0.77	2/25/2025
	12/11/2015	200,000	(1)	-	-	$0.72	12/11/2025
	12/15/2020	700,000	(1)	-	-	$0.37	12/15/2030
Robert J. Brilon	12/1/2013	300,000	(1)	-	-	$1.00	12/1/2023
Chief Financial Officer	12/8/2014	100,000	(1)	-	-	$1.00	12/8/2024
	5/2/2014	100,000	(1)	-	-	$1.00	5/2/2024
	12/31/2014	50,000	(1)	-	-	$1.15	12/31/2024
	2/25/2015	100,000	(1)	-	-	$0.77	2/25/2025
	12/11/2015	200,000	(1)	-	-	$0.72	12/11/2025
	12/15/2020	200,000	(1)	-	-	$0.37	12/15/2030
Luz Berg	6/20/2011	500,000	(1)	-	-	$1.00	6/20/2021
Chief Marketing Officer	12/18/2012	25,000	(1)	-	-	$1.10	12/18/2022
and Corporate Secretary	12/31/2013	25,000	(1)	-	-	$1.75	12/31/2023
	12/31/2014	25,000	(1)	-	-	$1.15	12/31/2024
	12/11/2015	25,000	(1)	-	-	$0.72	12/11/2025
	12/15/2020	700,000	(1)	-	-	$0.37	12/15/2030
Sid Sung	8/9/2019	150,000	(1)	-	-	$0.35	8/9/2022
President	12/20/2019	100,000	(1)	-	-	$0.28	12/20/2029
	12/15/2020	100,000	(1)	-	-	$0.37	12/15/2030

(1)	The options became fully vested on the date of grant.

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Equity Compensation Plans

On October 15, 2009, we adopted the 2009 Stock Option Plan (the “2009 Option Plan”), with an aggregate number of 1,500,000 shares of common stock issuable under the plan. The purpose of the 2009 Option Plan was to assume options that were already issued in the 2006 and 2008 Option plans under Iveda Corporation after the merger with Charmed Homes.

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 1,000,000 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 3,000,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 13,000,000 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020. As of December 3, 2021, 4,064,500 options were outstanding under the 2010 Option Plan.

On December 15, 2020, we adopted the Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan has a maximum of 10 million option shares authorized with similar terms and conditions to the 2010 Option Plan. As of December 3, 2021, 2,810,000 options were outstanding under the 2020 Option Plan.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2020, we had no unrecognized stock- based compensation.

We have periodically issued warrants to purchase shares of our common stock as equity compensation to officers, directors, employees, and consultants. As of December 3, 2021, warrants to purchase 7,239,140 shares of our common stock were outstanding, all of which were issued as equity compensation. Terms of these warrants are comparable to the terms of the outstanding options.

Director Compensation

Non-employee directors receive stock-based compensation for their service on our Board of Directors and are reimbursed for their cost of attending meetings. For the year ended December 31, 2020, Joseph Farnsworth received 300,000 options and Alejandro Franco and Robert Gillen received 100,000 options to purchase shares of our common stock as compensation for services during the year ended December 31, 2020. We do not pay additional compensation to our directors for their service, either as Chair or as a member, on the Audit Committee, Compensation Committee, or Nominations and Corporate Governance Committee.

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Name	Fees Earned or paid in Cash $	Stock Awards $	Options Awards $		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Joseph Farnsworth	-	-	$75,000	(1)	-	-	-	$75,000
Alejandro Franco	-	-	$25,000	(2)	-	-	-	$25,000
Robert Gillen	-	-	$25,000	(3)	-	-	-	$25,000

(1) As of December 31, 2020, Mr. Farnsworth had outstanding options to purchase 800,000 shares of our common stock.

(2) As of December 31, 2020, Mr. Franco had outstanding options to purchase 550,000 shares of our common stock.

(3) As of December 31, 2020, Mr. Gillen had outstanding options to purchase 590,000 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP MANAGEMENT

The following table and accompanying footnotes set forth as of the date of this prospectus, certain information regarding the beneficial ownership of shares of our common stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, and each of our named executive officers and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, all Common Stock is owned directly, and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Iveda Solutions, Inc., 1744 S. Val Vista Drive, Mesa, Arizona 85204. The applicable percentage ownership is based on [___________] shares of our common stock, excluding shares held by the Company as treasury stock, issued and outstanding as of the date of this prospectus. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we consider all shares of unvested restricted stock to be outstanding because the holders of unvested restricted stock have the right to vote such stock.

Name of Beneficial Owner	Common Shares	% of Common Shares
Directors and Officers

David Ly (1)	5,055,181	6.5%
Sid Sung (2)	400,000	0.5%
Robert J. Brilon (3)	1,843,988	2.4%
Luz A. Berg (4)	2,042,183	2.6%
Gregory Omi (5)	1,313,859	1.7%
Joseph Farnsworth (6)	1,655,538	2.1%
Alejandro Franco (7)	750,000	1.0%
Robert D. Gillen (8)	1,932,049	2.5%

All Directors and Officers	14,992,798	19.7%

5% Stockholders

John Lambert (9)	6,033,482	7.7%
Benjamin Tran	5,000,000	6.6%
Philip & Wendy Wyatt (10)	5,787,477	7.5%

All 5% Stockholders	16,800,959	21.2%

(1)	Includes options to purchase 1,150,000 shares of common stock, which are exercisable within 60 days of December 3, 2021.
(2)	Consists of (a) options to purchase 250,000 shares of common stock, which are exercisable within 60 days of December 3, 2021, (b) warrants to purchase 150,000 shares of common stock, which are exercisable within 60 days of December 3, 2021, Stock.
(3)	Includes options to purchase 1,050,000 shares of common stock, which are exercisable within 60 days of December 3, 2021.
(4)	Includes options to purchase 800,000 shares of common stock, which are exercisable within 60 days of December 3, 2021.
(5)	Includes options to purchase 410,000 shares of common stock, which are exercisable within 60 days of December 3, 2021.
(6)	Consists of (a) options to purchase 800,000 shares of common stock, which are exercisable within 60 days of December 3, 2021, and b) 159,396 shares of common stock held by Farnsworth Realty, an entity owned by Mr. Farnsworth.
(7)	Consists of (a) options to purchase 500,000 shares of common stock, which are exercisable within 60 days of December 3, 2021, and (b) 250,000 shares of common stock held by Amextel S.A. De C.V. an entity owned by Mr. Franco.
(8)	Consists (a) options to purchase 540,000 shares of common stock, which are exercisable within 60 days of December 3, 2021, and (b)1,301,140 shares of common stock and c) 90,909 common stock upon conversion of debenture, held by Squirrel Away, an entity owned by Mr. Gillen.
(9)	Includes warrants to purchase 2,100,000 shares of common stock, which are exercisable within 60 days of December 3, 2021.
(10)	Includes warrants to purchase 1,010,571 shares of common stock, which are exercisable within 60 days of December 3, 2021.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS SECTION

The following is a description of transactions since January 1, 2020 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year-end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive and Director Compensation.”

None.

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DESCRIPTION OF AND SECURITIES WE ARE OFFERING

Common Stock

The Company’s outstanding shares of common stock have a par value of $0.00001 per share. The Company’s Articles of Incorporation (the “Articles of Incorporation”) authorizes 100,000,000 shares of common stock. As of the date of this prospectus, we had [76,292,100] shares of our Common Stock issued and outstanding of which approximately 45 million are in the public float. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors. In the event of liquidation, dissolution, or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights. Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Preferred Stock

We are currently authorized to issue up to 100,000,000 shares of preferred stock, par value $0.00001 per share, 10,000,000 shares of which are designated as Series A Preferred Stock and 500 shares of which are designated as Series B Preferred Stock. Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

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Series A Preferred Stock

We are authorized to issue up to 10,000,000 shares of Series A Preferred Stock. On December 12, 2014 we issued 3,930,502 shares of Series A Preferred Stock. As of June 30, 2017, all shares of Series A Preferred Stock had been converted into an aggregate of _14,687,532 shares of common stock.

Series B Preferred Stock

We are authorized to issue up to 500 shares of Series B Preferred Stock. For the period January 2015 – March 2015 we issued 312.5 shares of Series B Preferred Stock. As of June 30, 2021, all shares of Series B Preferred Stock had been converted into an aggregate of 8,928,571 shares of common stock.

Warrants [Description of Warrants to be Confirmed by Maxim]

Warrants to be issued as part of this offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the common stock offered hereby and the Warrant Agent Agreement. You should review a copy of the form of Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form. The Warrants will be issued in electronic certificated form.

Term. The Warrants will be exercisable on the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Warrant, the Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the Warrant.

Exercise Price. The exercise price of the Warrants is $___ per share. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise of the Warrant.

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Cashless Exercise. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the Warrants the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the holder would be entitled to receive a number of shares of common stock in accordance with certain formula set forth in the Warrant.

Delivery of shares. We shall deliver the common stock underlying the Warrants to the holders exercising such Warrants by no later than 5:00 P.M. New York City time on the second trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to us with a completed and signed assignment in the form attached to the Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares. During the period the Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock underlying the warrants upon the exercise of the Warrants.

No Market. There is no public trading market for the Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market.

Exchange Listing. Our common stock is currently traded on the OTC Markets under the symbol “IVDA.” We have applied to have our common stock listed on Nasdaq. We do not plan on applying to list the Warrants on the Nasdaq, or any other national securities exchange.

Fundamental Transactions. In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such event.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock until they receive the common stock underlying the Warrants.

Waivers and Amendments. Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants. The Warrants will be issued pursuant to a warrant agent agreement by and between us and American Stock Transfer and Trust Company, the warrant agent.

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UNDERWRITING

Maxim Group LLC (“Maxim”) is acting as sole book-runner and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock and Warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares of Common Stock and Warrants
Maxim Group LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares of Common Stock and Warrants being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares of Common Stock and Warrants being offered to the public, other than those covered by the over-allotment option described below, if any of these shares of Common Stock and Warrants are purchased.

The underwriters are offering the shares of Common Stock and Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase, based on the assumed offering price, up to an additional [____] shares of Common Stock and/or up to an additional [____] Warrants, in each case, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional shares and/or Warrants. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of Common Stock and/or Warrants.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Share of Common Stock and Warrant	Total (No Exercise)	Total (Full Exercise)
Public offering price	$	$	$
Underwriting discounts and commissions (8%)
Proceeds, before expenses, to us	$	$	$

The underwriters propose to offer the shares of common stock and warrants offered by us to the public at the public offering price per share of common stock and warrant set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of Common Stock and Warrants to other securities dealers at such price less a concession of $___ per share of Common Stock and Warrant. After the initial offering, the public offering price and concession to dealers may be changed.

We have agreed to pay the underwriters a cash fee equal to eight percent (8.0%) of the aggregate gross proceeds from the sale of the Common Stock and Warrants, provided however, that the discount or spread shall be four percent (4%) for any investors initially introduced by us in the offering.

We have agreed to reimburse Maxim for its out of pocket accountable expenses, including Maxim’s legal fees, for up to $100,000 in connection with the offering. We have paid $25,000 to Maxim as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance. Any portion of the Advance shall be returned back to us to the extent not actually incurred. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately                , all of which are payable by us.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) Warrants to purchase up to a total 8% of the shares of Common Stock and Warrants sold in the offering (including 8% of any shares of Common Stock purchased upon exercise of the over-allotment option). The Representative’s warrant will have a term of three years from the effective date of this prospectus and an exercise price per share equal to 110% of the public offering price per share price. Pursuant to FINRA Rule 5110(g), the Representative’s warrant and any shares issued upon exercise of the Representative’s warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period. The Representative’s warrant will provide for cashless exercise. The Representative’s warrants will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at our expense, an additional demand registration at the Warrant holders’ expense, and unlimited “piggyback” registration rights for a period of three years after the effective date of this prospectus at our expense.

Determination of Offering Price

The offering price has been negotiated between the representatives of the underwriter and us. In determining the offering price of the securities, the following factors were considered:

●	prevailing market conditions;

●	our historical performance and capital structure;

●	estimates of our business potential and earnings prospects;

●	an overall assessment of our management; and

●	the consideration of these factors in relation to market valuation of companies in related businesses.

Listing

Our shares of common stock are traded on the OTC Markets under the symbol “IVDA”. We have applied for our common stock to be listed on the Nasdaq Capital Market under the symbol “IVDA”. We do not intend to apply to list the Warrants on any security exchange or intend to apply to list the Warrants on the Nasdaq.

Lock-Up Agreements

We and each of our officers, directors and holders of 5% of more of our outstanding Common Stock as of the effective date of this prospectus (and all holders of securities exercisable for or convertible into shares of Common Stock) have agreed to enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities have agreed, for a period of six months from the effective date of this prospectus, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent, including the issuance of shares of Common Stock upon the exercise of currently outstanding options approved by Maxim.

Maxim may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of 12 months from the commencement of sales of this offering, to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company. We have agrred not to offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain Maxim. Such offer shall be made in writing in order to be effective. Maxim shall notify us within ten (10) business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. If Maxim should decline such retention, we shall have no further obligations to Maxim with respect to the offering for which it has offered to retain Maxim.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our securities during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee		$2,345.31
FINRA Filing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		20,000
Printing and Engraving Expenses		10,000
Miscellaneous Expenses		14,500
Total Expenses	$	*

* To be filed by amendment.

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the number of shares of common stock sold in the offering.

LEGAL MATTERS

The validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by McCarter & English, LLP, East Brunswick, New Jersey. Certain legal matters in connection with the offering will be passed upon for the underwriter by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements for the years ended December 31, 2020 and 2019, included in this Registration Statement have been so included in reliance on the report of BF Borgers, CPA, P.C., an independent registered public accounting firm, given on the authority of said firm in auditing and accounting.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock and the Warrants offered under this prospectus. This prospectus, which constitutes a part of the registration statement on Form S-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the common stock and the Warrants offered in this prospectus. The registration statement, including its exhibits and schedules, are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

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F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Iveda Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iveda Solutions, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

September 21, 2021

F-2

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$249,521	$256,970
Restricted Cash	165,145	172,530
Accounts Receivable, Net	226,614	895,769
Inventory, Net	221,868	132,747
Other Current Assets	122,101	211,923
Total Current Assets	985,249	1,669,939

PROPERTY AND EQUIPMENT, NET	22,027	5,807

OTHER ASSETS
Intangible Assets, Net	6,666	26,667
Other Assets	231,624	201,887
Total Other Assets	238,290	228,554

Total Assets	$1,245,566	$1,904,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts and Other Payables	$3,157,810	$2,998,308
Due to Related Parties	512,711	543,861
Short Term Debt	865,988	747,728
Current Portion of Long-Term Debt	-	-
Total Current Liabilities	4,536,509	4,289,897

LONG-TERM DIVIDENDS PAYABLE	415,625	283,772

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value; 100,000,000 shares authorized
Series B Preferred Stock, $0.00001 par value; 500 shares authorized, 257.2 and 247.7 shares issued and outstanding as of December 31, 2020 and 2019, respectively	-	-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 52,671,395 and 51,401,395 shares issued and outstanding as of December 31, 2020 and 2019, respectively	527	514
Additional Paid-In Capital	34,768,615	34,052,704
Accumulated Comprehensive Loss	(153,254)	(195,287)
Accumulated Deficit	(38,322,456)	(36,527,300)
Total Stockholders’ Equity (Deficit)	(3,706,568)	(2,669,369)

Total Liabilities and Stockholders’ Equity	$1,245,566	$1,904,300

See accompanying Notes to Condensed Consolidated Financial Statements.

F-3

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

REVENUE
Equipment Sales	$1,151,027	$3,429,777
Service Revenue	325,680	207,889
Other Revenue	7,528	3,130
TOTAL REVENUE	1,484,235	3,640,796

COST OF REVENUE	991,558	2,624,461

GROSS PROFIT	492,677	1,016,335

OPERATING EXPENSES
General & Administrative	1,721,420	1,780,493
Total Operating Expenses	1,721,420	1,780,493

LOSS FROM OPERATIONS	(1,228,743)	(764,158)

OTHER INCOME (EXPENSE)
Miscellaneous Income (Expense)	24,282	-
Interest Income	914	411
Interest Expense	(398,756)	(383,299)

Total Other Income (Expense)	(373,560)	(382,888)

LOSS BEFORE INCOME TAXES	(1,602,303)	(1,147,046)

BENEFIT (PROVISION) FOR INCOME TAXES	-	(7,762)

NET LOSS	$(1,602,303)	$(1,154,808)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.02)

WEIGHTED AVERAGE SHARES	51,718,895	50,693,726

See accompanying Notes to Condensed Consolidated Financial Statements.

F-4

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2020 AND 2019

		Common Stock	Preferred	Additional		Accumulated Other	Total Stockholder’s
	Common	Par	Stock	Paid-in	Accumulated	Comprehensive	Equity
	Shares	Value	Shares	-Capital	Deficit	Income (loss)	(Deficit)

BALANCE AT DECEMBER 31, 2018	50,076,885	$501	$277	$33,500,169	$(35,106,217)	$(211,907)	$(1,817,454)
Stock Option Based Compensation				95,167			95,167
Debt converted to Common Stock	181,654	2		63,577			63,579
Common Stock Purchace Warrants for Services				36,545			36,545
Common Stock Purchace Warrants for Convertible Debenture incentives				125,738			125,738
Convertible Debenture Valuation				128,799			128,799
Conversion of Series B Preferred Stock to Common Stock	1,142,856	11	(40)	(11)			-
Dividends Accrued - Series B Preferred Stock					(232,275)		(232,275)
Dividends Paid with - Series B Preferred Stock			10	102,720			102,720
Net Loss					(1,154,808)		(1,154,808)
Comprehensive Loss						16,620	16,620
BALANCE AT DECEMBER 31, 2019	51,401,395	$514	247	$34,052,704	$(36,493,300)	$(195,287)	$(2,635,369)
Stock Option Based Compensation				165,167			165,167
Common Stock Purchace Warrants for Services				11,475			11,475
Common Stock Purchace Warrants for Convertible Debenture incentives				136,110			136,110
Convertible Debenture Valuation				105,572			105,572
Dividends Accrued - Series B Preferred Stock					(226,853)		(226,853)
Dividends Paid with -Series B Preferred Stock	-		10	95,000			95,000
Exercise of Options and Warrants	1,270,000	13		202,587			202,600
Net Loss					(1,602,303)		(1,602,303)
Comprehensive Loss						42,033	42,033
BALANCE AT DECEMBER 31, 2020	52,671,395	$527	257	$34,768,615	$(38,322,456)	$(153,254)	$(3,706,568)

See accompanying Notes to Condensed Consolidated Financial Statements.

F-5

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2020 AND 2019

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,602,303)	$(1,154,808)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and Amortization	25,695	25,803
Amortization of Deferred Financing Costs	-	-
Stock Option Compensation	165,167	95,167
Common Stock Warrants Issued for Services	11,475	36,545
Common Stock Warrants Issued for Interest	241,682	254,537
(Increase) Decrease in Operating Assets
Accounts Receivable	669,155	(573,620)
Inventory	(89,121)	920,160
Other Current Assets	84,822	66,291
Other Assets	(19,242)	(39,414)
Increase (Decrease) in Accounts and Other Payables	367,102	637,418
Net Cash Used in Operating Activities	(145,568)	268,079

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(21,915)	(1,496)
Net Cash Provided by (Used in) Investing Activities	(21,915)	(1,496)

CASH FLOWS FROM FINANCING ACTIVITIES
Changes in Restricted Cash	(7,385)	80,238
Proceeds from (Payments on) Short-Term Notes Payable/Debt	152,260	(241,704)
Proceeds from (Payments to) Due to Related Parties	(31,150)	(55,072)
Common Stock Issued, Net of (Cost of Capital)	-	63,578

Net Cash Provided by Financing Activities	113,725	(152,960)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	46,309	16,620

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,449)	130,243

Cash and Cash Equivalents- Beginning of Period	256,970	126,727

CASH AND CASH EQUIVALENTS - END OF PERIOD	$249,521	$256,970

See accompanying Notes to Condensed Consolidated Financial Statements.

F-6

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

DECEMBER 31, 2020 AND 2019

	2020	2019
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$5,016	$13,500
Income Tax Paid	$-	$7,762

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Warrants Issued for Interest Expense	$136,110	$125,738
Convertible Debenture conversion features	$105,572	$128,799
Warrants for services	$11,475	$36,545
Dividends Paid with Series B Preferred Stock	$95,000	$102,720

See accompanying Notes to Condensed Consolidated Financial Statements.

F-7

IVEDA SOLUTIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Iveda has been offering real-time IP video surveillance technologies to our customers since 2005. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations across the globe. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

AI Functions

●	Object Search
●	Face Search (No Database Required)
●	Face Recognition (from a Database)
●	License Plate Recognition (100+ Countries), includes make and model
●	Intrusion Detection
●	Weapon Detection
●	Fire Detection
●	People Counting
●	Vehicle Counting
●	Temperature Detection
●	Public Health Analytics (Facemask Detection,
●	QR and Barcode Detection

Key Features

●	Live Camera View
●	Live Tracking
●	Abnormality Detection – Vehicle/Person wrong direction detection
●	Vehicle/Person Loitering Detection
●	Fall Detection
●	Illegal Parking Detection
●	Heatmap Generation

F-8

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

Cerebro’s roadmap includes dashboard for all of Iveda’s platforms for central management of all devices. Cerebro is system agnostic and will support cross-platform interoperability. The common unified user interface will allow remote control of platforms, sensors and subsystems throughout an entire environment. This integration and unification of all subsystems enable acquisition and analysis of all information on one central command center, allowing comprehensive, effective, and overall management and protection of a city.

In the last few years, smart city has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources has necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

Historically, we sold and installed video surveillance equipment, primarily for security purposes and secondarily for operational efficiencies and marketing. We also provided video hosting, in-vehicle streaming video, archiving, and real-time remote surveillance services to a variety of businesses and organizations. While we only used off-the shelf camera systems from well-known camera brands, we now source our own cameras using manufacturers in Taiwan in order for us to be more flexible in fulfilling our customer needs. We now have the capability to provide IP cameras and NVRs based on customer specifications. We still utilize ONVIF (Open Network Video Interface Forum) cameras which is a global standard for the interface of IP-based physical security products.

In 2014, we changed our revenue model from direct project-based sales to licensing our platform and selling IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal subscriber base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

F-9

MEGAsys®, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. MEGAsys combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through MEGAsys, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. MEGAsys is our research and development arm, working with a team of developers in Taiwan.

Consolidation

Effective April 30, 2011, we completed our acquisition of Sole Vision Technologies (dba MEGAsys), a company based in Taiwan. We consolidate our financial statements with the financial statements of MEGAsys. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We generated accumulated losses of approximately $38 million from January 2005 through December 31, 2020 and have insufficient working capital and cash flows to support operations. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

Impairment of Long-Lived Assets

We have a minimal amount of property and equipment, consisting primarily of leased equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. We did not make any impairment for the years ended December 31, 2020 and 2019.

Basis of Accounting

Our consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue and Expense Recognition

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

F-10

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with the customer. In situations where sales are to a distributor, the Company had concluded its contracts are with the distributor as the Company holds a contract bearing enforceable rights and obligations only with the distributor. As part of its consideration for the contract, the Company evaluates certain factors including the customers’ ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which it expects to be entitled. As the Company’s standard payment terms are less than one year, it has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligations is satisfied), which typically occurs at shipment. Further in determining whether control has been transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer. Customers do not have a right to return the product other than for warranty reasons for which they would only receive repair services or replacement product. The Company has also elected the practical expedient under ASC 340-40-25-4 to expense commissions for product sales when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.

The Company sells its products and services primarily to municipalities and commercial customers in the following manner:

●	The majority of MEGAsys sales are project sales to Taiwan customers and are made direct to the end customer (typically a municipality or a commercial customer) through its sales force, which is composed of its employees. Revenue is recorded when the equipment is shipped to the end customer and charged for service when installation or maintenance work is performed.

Revenues from fixed-price equipment installation contracts (project sales) are recognized on the percentage-of-completion method. The percentage completed is measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on these contracts. Because of inherent uncertainties in estimating costs and revenues, it is at least reasonably possible that the estimates used will change.

Contract costs include all direct material, subcontractors, labor costs, and equipment costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenues when their realization is reasonably assured. Claims are included in revenues when realization is probable, and the amount can be reliably estimated.

●	The majority of Iveda US hardware sales are to international customers and are made through independent distributors or integrators who purchase products from the Company at a wholesale price and sell to the end user (typically municipalities or a commercial customer) at a retail price. The distributor retains the margin as its compensation for its role in the transaction. The distributor or integrator generally maintains product inventory or product is drop shipped from the manufacturer, customer receivables and all related risks and rewards of ownership. Accordingly, upon application of steps one through five above, revenue is recorded when the product is shipped to the distributor or as directed by the distributor consistent with the terms of the distribution agreement.

●	Iveda US also sells software that include licensing fees that are paid either monthly or yearly. The revenues are recorded monthly, if the license is paid yearly the revenue will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

Comprehensive Loss

Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Our current component of other comprehensive income is the foreign currency translation adjustment.

Concentrations

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.

Substantially all cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (Central Deposit Insurance Corporation) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC Insurance limit.

Accounts receivable are unsecured, and we are at risk to the extent such amount becomes uncollectible. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral. Two customers represented approximately 77% and 83% of total accounts receivable of $226,614 and $895,769 as of December 31, 2020 and December 31, 2019, respectively. These customers are long time customers and we don’t expect any problem with collectability of these accounts receivable.

We had revenue from two customers with greater than 10% of total revenues during 2020 that represented approximately 39% of total revenues. Chunghwa Telecom had $414,415 revenues (28%) and Siemens had $159,048 revenues (11%).

We had revenue from three customers with greater than 10% of total revenues during 2019 that represented approximately 76% of total revenues. Chunghwa Telecom had $1,986,534 revenues (54%) and Siemens had $389,888 revenues (11%) and Taiwan Stock Exchange had $400,065 revenues (11%).

No other customers represented greater than 10% of total revenues in 2020 and 2019.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. For our U.S.-based segment, receivables past due more than 120 days are considered delinquent. For our Taiwan-based segment, receivables over one year are considered delinquent. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer. As of December 31, 2020 and 2019, respectively, an allowance for uncollectible accounts of $0 and $0 was deemed necessary for our U.S.-based segment. As of December 31, 2020 and 2019, respectively, an allowance of $3,380 and $3,172 was established against the receivables of our Taiwan-based segment. We do not generally charge interest on past due receivables.

F-11

Trade receivables, net are comprised of the following:

	2020	2019

Trade receivables, gross	$229,994	$898,941
Allowance for doubtful accounts	(3,380)	(3,172)

Trade receivables, net	$226,614	$895,769

Other current assets are comprised of the following:

	2020	2019

Notes receivables	$-	$115,305
Deposits-current	104,617	68,992
Advance to suppliers	3,832	531
Prepaid expenses and other current assets	13,652	27,095

Other current assets	$122,101	$211,923

Deposits – Current

Our current deposits represent tender deposits placed with local governments and major customers in Taiwan during the bidding process for new proposed projects.

Other Current Assets

Other current assets represent cash paid in advance to insurance companies and vendors for service coverage extending into subsequent periods.

Inventories

We review our inventories for excess or obsolete products or components based on an analysis of historical usage and an evaluation of estimated future demand, market conditions, and alternative uses for possible excess or obsolete parts. The allowance for slow-moving and obsolete inventory is $11,228 and $10,508, as of December 31, 2020 and 2019, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over estimated useful lives of three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred. Depreciation expense for the years ended December 31, 2020 and 2019 was $5,695 and $5,804, respectively.

Intangible Assets

Intangible assets consist of trademarks and other intangible assets associated with the purchase price allocation of MEGAsys. Such assets are being amortized over their estimated useful lives of six months to ten years. Other intangible assets are fully amortized at December 31, 2020. Future amortization of trademarks is as follows:

2021	$6,666

Total	$6,666

F-12

Other Assets

Other assets are comprised of the following:

As of December 31,	2020	2019
Deposits-long-term	$60,476	$41,234
Deferred tax assets	$171,148	$160,653
Deferred finance costs	$-	$-

Other assets	$162,381	$364,320

Deposits—Long-Term

Long-term deposits consist of a deposit related to the leases of MEGAsys’ office space, and tender deposits placed with local governments and major customers in Taiwan as part of the bidding process, which are anticipated to be held more than one year if the bid is accepted.

Income Taxes

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from sales cut-off, depreciation, deferred rent expense, and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that represents our best estimate of such deferred tax assets that, more likely than not, will be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities. During 2020, we reevaluated the valuation allowance for deferred tax assets and determined that no current benefits should be recognized for the year ended December 31, 2020.

We are subject to U.S. federal income tax as well as state income tax.

Our U.S. income tax returns are subject to review and examination by federal, state, and local authorities. Our U.S. tax returns for the years 2015 to 2019 are open to examination by federal, local, and state authorities.

Our Taiwan tax returns are subject to review and examination by the Taiwan Ministry of Finance. Our Taiwan tax return for the years 2015 to 2019 are open to examination by the Taiwan Ministry of Finance.

Restricted Cash

Restricted cash represents time deposits on account to secure short-term bank loans in our Taiwan-based segment.

Accounts and Other Payables

Accounts and other payables are comprised of the following:

	2020	2019
Accounts Payable	$405,819	$521,540
Accrued Expenses	2,751,127	2,472,617
Deferred Revenue	864	4,151
Accounts and Other Payables	$3,157,810	$2,998,308

Deferred Revenue

Advance payments received from customers on future installation projects are recorded as deferred revenue.

Stock-Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of ASC 718, “Share-Based Payment,” which requires the recognition of an expense related to the fair value of stock-based compensation awards. We elected the modified prospective transition method as permitted by ASC 718. Under this transition method, stock-based compensation expense includes compensation expense for stock-based compensation granted on or after the date ASC 718 was adopted based on the grant-date fair value estimated in accordance with the provisions of ASC 718. We recognize stock-based compensation expense on a straight-line basis over the requisite service period of the award. The fair value of stock-based compensation awards granted prior to, but not yet vested as of December 31, 2020 and 2019, were estimated using the “minimum value method” as prescribed by original provisions of ASC 718, “Accounting for Stock-Based Compensation.” Therefore, no compensation expense is recognized for these awards in accordance with ASC 718. We recognized $165,167 and $95,167 of stock-based compensation expense for the years ended December 31, 2020 and 2019, respectively.

F-13

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of December 31, 2020 and 2019. The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued expenses, and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short-term in nature and their carrying amounts approximate their fair values or because they are receivable or payable on demand.

Segment Information

We conduct operations in various geographic regions. The operations conducted and the customer bases located in the foreign countries are similar to the business conducted and the customer bases located in the United States. The net revenues and net assets (liabilities) for other significant geographic regions are as follows:

	December 31, 2020
	Net Revenue	Net Assets (Liabilities)
United States	$435,608	$(4,375,933)
Republic of China (Taiwan)	$1,048,627	$669,365

Furthermore, due to operations in various geographic locations, we are susceptible to changes in national, regional, and local economic conditions, demographic trends, consumer confidence in the economy, and discretionary spending priorities that may have a material adverse effect on our future operations and results.

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit them back to the applicable governmental agencies on a periodic basis. The taxes and fees are legal assessments to the customer, for which we have a legal obligation to act as a collection agent. Because we do not retain the taxes and fees, we do not include such amounts in revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable governmental agencies.

We operate two reportable business segments as defined in ASC 280, “Segment Reporting.” We have a U.S.-based segment, Iveda Solutions, Inc., and a Taiwan-based segment, MEGAsys. Each segment has a chief operating decision maker and management personnel who review their respective segment’s performance as it relates to revenue, operating profit, and operating expenses.

	Year Ended	Year Ended	Condensed
	Dec. 31, 2020	Dec. 31, 2020	Consolidated
	Iveda	MEGAsys	Total

Revenue	$435,608	$1,048,627	$1,484,235
Cost of Revenue	381,924	609,634	991,558
Gross Profit	53,684	438,993	492,677
Depreciation and Amortization	20,000	5,695	25,695
General and Administrative	1,176,860	518,865	1,695,725
Gain (Loss) from Operations	(1,143,176)	(85,567)	(1,228,743)
Foreign Currency Gain	-	-	-
Other Misc Income		24,282	24,282
Gain on Disposal of Assets, Net			-
Interest Income	-	914	914
Interest Expense	(396,348)	(2,408)	(398,756)
Gain (Loss) Before Income Taxes	(1,539,524)	(62,779)	(1,602,303)
Benefit (Provision) for Income Taxes	-		-
Net Income (Loss)	$(1,539,524)	$(62,779)	$(1,602,303)

Revenues as shown below represent sales to external customers for each segment. Intercompany revenues have been eliminated and are immaterial.

Additions to long-lived assets as presented in the following table represent capital expenditures.

F-14

Inventories and property and equipment for operating segments are regularly reviewed by management and are therefore provided below.

	December 31,
	2020	2019
Revenue
United States	$435,608	$178,886
Republic of China (Taiwan)	1,069,926	3,461,910
Elimination of intersegment revenues	(21,299)	-
	$1,484,235	$3,640,796

	December 31,
	2020	2019
Operating Earnings (Loss)
United States	$(1,539,524)	$(1,331,274)
Republic of China (Taiwan)	(62,779)	193,086
	$(1,602,303)	$(1,138,188)

	December 31,
	2020	2019
Property and Equipment, Net
United States	$0	$0
Republic of China (Taiwan)	22,027	5,807
	$22,027	$5,807

	December 31,
	2020	2019
Additions to (Deletions from) Long-Lived Assets
United States	$-
Republic of China (Taiwan)	21,915	1,496
	$21,915	$1,496

	December 31,
	2020	2019
Inventory
United States	$-	$-
Republic of China (Taiwan)	221,868	132,747
	$221,868	$132,747

	December 31,
	2020	2019
Total Assets
United States	$40,141	$130,394
Republic of China (Taiwan)	1,205,425	1,773,906
	$1,245,566	$1,904,300

F-15

Reclassification

Certain amounts in 2019 have been reclassified to conform to the 2020 presentation.

New Accounting Standards

No new relevant standards

NOTE 2 RELATED PARTIES

	2020	2019

During 2019 and 2020 MEGAsys received unsecured loans from one of its directors. These amounts represent the outstanding balance at yearend.	$37,177	$63,861

On October 18, 2018, we entered into a debenture agreement for $50,000 with Quadrant International LLC (four partners, three of which are related parties) at 0.0% interest per annum with interest and principal payable on the maturity date of December 31, 2019.	45,534	50,000

On September 10, 2014, we entered into a debenture agreement with Mr. Alex Kuo, a member of the Board of Directors, for $30,000, through his wife, Li-Min Hsu, at 9.5% interest per annum with interest and principal payable on the extended maturity date of December 31, 2015. As consideration for the extension of the debenture, we granted Mrs. Hsu options to purchase 3,000 shares of our common stock with an exercise price of $0.77 per share. No longer a Director of the company.	30,000	30,000

On September 8, 2014, we entered into a debenture agreement with Mr. Kuo’s wife, Li-Min Hsu, for $100,000, at 9.5% interest per annum with interest and principal payable on the extended maturity date of December 31, 2015. As consideration for the extension of the debenture, we granted Mrs. Hsu options to pruchase 10,000 shares of our common stock with an exercise price of $0.77 per share.	100,000	100,000

On August 28, 2014, we entered into a debenture agreement with Mr. Gregory Omi, who was a member of our Board of Directors of the company for $200,000, at 9.5% interest per annum with interest and principal payable on the extended maturity date of December 31, 2016. As consideration for the extension of the debenture, we granted Mr. Omi options to purchase 20,000 shares of our common stock with an exercised price of $0.77 per share. This debenture was extended to December 31, 2016. Mr. Omi is currently the Chief Technology Officer of Iveda.	200,000	200,000

On November 19, 2012, we entered into a convertible debenture agreement with Mr. Robert Gillen, a member of our Board of Directors, for $100,000 (the “Gillen I Debenture”), under his company Squirrel-Away, LLC. Under the original terms of the agreement, interest is payable at 10% per annum and became due on December 19, 2014. Gillen I Debenture was extended to January 5, 2015. On June 20, 2013, interest of $5,000 was paid on the debenture. As consideration for agreeing to extend the maturity date of the debenture to December 31, 2015, we granted Mr. Gillen options to purchase 10,000 shares of common stock at an exercised price of $0.77 per share This debenture was extended to December 31, 2016.	$100,000	$100,000

Total Due to Related Parties	$512,711	$543,861
Less Current Portion	(512,711)	(543,861)
Less: Debt Discount	-	-
Total Long-Term	$-	$-

F-16

NOTE 3 SHORT-TERM DEBT

Short-term bank loans were initiated with MEGAsys throughout 2019 and 2020 with Taiwan Banks and Iveda US secured loans from shareholders during that same period.

The short-term debt balances were as follows:

	December 31, 2020	December 31, 2019

Unsecured loan from a shareholder in April 2018 for $100,000 at a 50% interest rate and six month maturity, was due October 2018, principal and interest convertible at $0.35 per share into common stock at the option of the holder until repaid.	$100,000	$100,000

Loan from Hua Nan Bank in 2020 at 2.42% interest rate per annum and due June 2021, 2019 loan at 2.61% interest paid February - April 2020	71,238	267,478

Debenture agreements with various shareholders at 10% interest rate beginning in February 2019 - December 2019, one year maturity, was due February 2020 – December 2020, principal and interest convertible at $0.35 per share into common stock at the option of the holder until repaid.	346,250	346,350

Debenture agreements with various shareholders at 10%-20% interest rate beginning in January 2020 - December 2020, one year maturity, due January 2021 – December 2021, principal and interest convertible at $0.35 per share into common stock at the option of the holder until repaid.	313,500	-

Short term three month loan at 0% interest from a shareholder in June 2020, maturity date was September 2020	35,000	-

Balance at end of period	$865,988	$713,828

NOTE 4 PREFERRED STOCK

We are currently authorized to issue up to 100,000,000 shares of preferred stock, par value $0.00001 per share, 10,000,000 shares of which are designated as Series A Preferred Stock and 500 shares of which are designated as Series B Preferred Stock. Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

Series A Preferred Stock

We are authorized to issue up to 10,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock accrues cumulative dividends at a rate of 9.5% per annum of the original issue price of $1.00 per share. Accrued but unpaid dividends are payable by us, either in cash or in shares of our common stock, upon the occurrence of a Liquidation Event (as defined in our Articles of Incorporation) or upon conversion of the shares into shares of our common stock. In addition, in the event of any liquidation, dissolution, or winding up of our company, the holders of Series A Preferred Stock are entitled to receive distributions of any of the assets of our company prior and in preference to the holders of our common stock, but after distribution of any assets of our company to the holders of our Series B Preferred Stock in an amount equal to the Series B Preferred Stock’s original issue price plus any accrued but unpaid dividends.

Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into shares of our common stock equal to the original issue price divided by an initial conversion price of $1.00 per share of Series A Preferred Stock, subject to certain adjustments. On June 30, 2017, all shares of Series A Preferred Stock not already converted automatically converted into shares of our common stock at the then-applicable conversion price.

F-17

The holders of Series A Preferred Stock have the same voting rights as, and vote as a single class with, the holders of our common stock. Each holder of our Series A Preferred Stock is entitled to the number of votes equal to the number of shares of our common stock into which such shares of Series A Preferred Stock may be converted. In addition, in the event we sell, grant, or issue any Common Stock Equivalent (as defined in our Articles of Incorporation) at a price per share that is lower than the then-applicable conversion price for the Series A Preferred Stock, the conversion price for the Series A Preferred Stock will be adjusted to account for the dilutive issuance. If we effectuate a stock split or subdivision of our common stock or our Board of Directors declares a dividend payable in our common stock, the conversion price for the Series A Preferred Stock will be appropriately decreased to protect the Series A Preferred Stock holders from any dilutive effect of the stock split, subdivision, or stock dividend. Similarly, if the number of shares of our common stock outstanding decreases due to a reverse stock split or other combination of the outstanding shares of our common stock, then the applicable conversion price of the Series A Preferred Stock will increase in order to proportionately decrease the number of shares issuable upon conversion. Holders of our Series A Preferred Stock have no sinking fund or redemption rights.

Series B Preferred Stock

We are authorized to issue up to 500 shares of Series B Preferred Stock. Each share of Series B Preferred Stock accrues dividends at a rate of 9.5% per annum of the original issue price of $10,000 per share. Dividends on the Series B Preferred Stock accrue daily and compound annually. All accrued but unpaid dividends on the Series B Preferred Stock must be paid, declared, or set aside prior to the declaration of any dividend on any class of stock that is junior in preference to the Series B Preferred Stock. Dividends on the Series B Preferred Stock are paid quarterly, beginning on July 1, 2015 in either cash or shares of our common stock. In addition, all accrued but unpaid dividends are payable by us, either in cash or in shares of our common stock, upon the occurrence of a Liquidation Event (as defined in our Articles of Incorporation) or upon the conversion of the shares into shares of our common stock.

In the event of any liquidation, dissolution, or winding up of our company, the holders of Series B Preferred Stock are entitled to receive distributions of any of the assets of our company equal to 100% of the original issue price plus all accrued but unpaid dividends prior and in preference to the holders of Series A Preferred Stock and holders of our common stock. We also have the option to redeem all, but not less than all, of the Series B Preferred Stock, provided that certain conditions have been met. Should we choose to redeem the shares of our Series B Preferred Stock outstanding, we are required to pay the original purchase price plus all accrued but unpaid dividends. Each share of Series B Preferred Stock is convertible at the option of the holder, at any time, into shares of our common stock equal to the original issue price divided by an initial conversion price of $0.75 per share of Series B Preferred Stock, subject to certain adjustments. On December 31, 2017, all shares of our Series B Preferred Stock not already converted will automatically convert into shares of our common stock at the then-applicable conversion price.

The holders of Series B Preferred Stock have no voting rights, except as are expressly provided in our Articles of Incorporation or required by law. Without the approval of at least a majority of the outstanding Series B Preferred Stock, we may not authorize or issue (i) any additional or other shares of capital stock that are of senior rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions, or payments upon the liquidation, dissolution, and winding up of our company, (ii) any additional or other shares of capital stock that are of equal rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions, or payments upon the liquidation, dissolution, and winding up of our company, or (iii) any capital stock junior in preference to the Series B Preferred Stock having a maturity date that is prior to the maturity date of the Series B Preferred Stock. Furthermore, if we consummate a Fundamental Transaction (as defined in our Articles of Incorporation) while shares of our Series B Preferred Stock are outstanding, then the holders of those outstanding shares have the right to receive, upon conversion of the Series B Preferred Stock, the same amount and kind of securities, cash, or property as they would have received if they would have been holders of the number of shares of common stock issuable upon conversion in full of all shares of our Series B Preferred Stock immediately prior to the Fundamental Transaction.

In addition, in the event we sell, grant, or issue any Common Stock Equivalent (as defined in our Articles of Incorporation) at a price per share that is lower than the then-applicable conversion price for the Series B Preferred Stock (the “Effective Price”), the conversion price for the Series B Preferred Stock will be adjusted to the Effective Price.

If we effectuate a stock split or subdivision of our common stock or our Board of Directors declares a dividend payable in our common stock, the conversion price for the Series B Preferred Stock will be appropriately decreased to protect the Series B Preferred Stock holders from any dilutive effect of the stock split, subdivision, or stock dividend. Similarly, if the number of shares of our common stock outstanding decreases due to a reverse stock split or other combination of the outstanding shares of our common stock, then the applicable conversion price of the Series B Preferred Stock will increase in order to proportionately decrease the number of shares issuable upon conversion. Holders of our Series B Preferred Stock have no sinking fund rights.

F-18

NOTE 5 EQUITY

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.00001 per share. All outstanding shares of our common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of our company. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors. In the event of liquidation, dissolution, or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights. Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

On April 21, 2016, certain Series B Preferred Shareholders exercised and exchanged $380,000 of shares of our Common Stock at a price of $0.35 per share of their Tranche A Warrants. The initial exercise price of the Tranche A Warrants was $1.00 and per the Exchange Agreement the Company offered to reduce the initial exercise price to $0.35 for the immediate exercise of the Tranche A Warrant and will replace those exercised with a replacement Tranche A Warrant with the same terms and conditions as the original warrant including the exercise price of $1.00 but with a new 18-month term from the date of the exchange.

The initial exercise price of the Tranche B Warrants was $1.10, and the Warrant Exchange Agreement adjusts these Tranche B Warrants to $0.35 exercise price. The exercise price of the Tranche B Warrants is subject to customary adjustments for issuances of shares of common stock as a dividend or distribution on shares of the common stock, or mergers or reorganizations, as well as “full-ratchet” anti- dilution adjustments for future issuances of other Company securities (subject to certain standard carve-outs).

As a result of this event, the exercise price of warrants issued to Series A Preferred Shareholders adjusted from $.75 to $.35 and conversion price of Series A Preferred shares to shares of common stock adjusted from $.97 to $.86 per anti- dilution rights of the agreement.

NOTE 6 STOCK OPTION PLAN AND WARRANTS

Stock Options

On October 15, 2009, we adopted the 2009 Stock Option Plan (the “2009 Option Plan”), with an aggregate number of 1,500,000 shares of common stock issuable under the plan. The purpose of the 2009 Option Plan was to assume options that were already issued in the 2006 and 2008 Option plans under Iveda Corporation after the merger with Charmed Homes. As of December 31, 2020, options to purchase 0 shares of our common stock were outstanding under the 2009 Option Plan.

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 1,000,000 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 3,000,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 13,000,000 shares. The shares issuable pursuant to the 2010 Option Plan were registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). As of December 31, 2020, options to purchase 7,616,200 shares of our common stock were outstanding under the 2010 Option Plan.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2020, we had unrecognized stock- based compensation of $0 with a weighted-average term of approximately three years.

F-19

Stock option transactions during 2020 and 2019 were as follows:

	2020		2019
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price

Outstanding at Beginning of Year	6,741,200	$0.78	6,046,200	$0.83
Granted	2,500,000	0.37	695,000	0.28
Exercised	(1,270,000)	0.16	-	-
Forfeited or Canceled	(355,000)	1.12	-	-
Outstanding at End of Year	7,616,200	0.73	6,741,200	0.78

Options Exercisable at Year-End	7,616,200	0.73	6,741,200	0.78

Weighted-Average Fair Value of Options Granted During the Year	$0.25		$0.20

Information with respect to stock options outstanding and exercisable at December 31, 2020 is as follows:

	Options Outstanding			Options Exercisable
Range of Exericse Prices	Number Outstanding at December 31, 2020	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at December 31, 2020	Weighted-Average Exercise Price
$0.04 - $1.75	7,616,200	5.7	$0.73	7,616,200	$0.73

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

	2020	2019
Expected Life	5 yrs	5 yrs
Dividend Yield	0%	0%
Expected Volatility	90%	90%
Risk-Free Interest Rate	0.18%	1.67%

F-20

Warrant transactions during 2020 and 2019 were as follows:

	2020		2019
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price

Outstanding at Beginning of Year	5,563,509	$0.38	4,796,876	$0.40
Granted	989,856	0.35	1,335,178	0.35
Exercised			-
Forfeited or Canceled	(2,203,331)	0.36	(568,545)	0.45
Outstanding at End of Year	4,350,034	0.38	5,563,509	0.38

Warrant Exercisable at Year-End	4,350,034	0.38	5,563,509	0.38

Weighted-Average Fair Value of Warrants Granted During the Year	$0.10 - $0.26		$0.00 - $0.22

Information with respect to warrants outstanding and exercisable at December 31, 2020 is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exericse Prices	Number Outstanding at December 31, 2020	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at December 31, 2020	Weighted-Average Exercise Price
$0.35 - $1.65	4,350,034	1.0	$0.38	4,350,034	$0.38

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

	2020	2019
Expected Life	1.5 yrs	1.5 yrs
Dividend Yield	0%	0%
Expected Volatility	90%	90%
Risk-Free Interest Rate	0.19 - 1.59%	1.74 -2.47%

F-21

NOTE 7 INCOME TAXES

U.S. Federal Corporate Income Tax

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforward that create deferred tax assets and liabilities are as follows:

	2020	2019
Tax Operating Loss Carryforward - USA	$9,800,000	$9,600,000
Other	-	-
Valuation Allowance - USA	(9,800,000)	(9,600,000)
	$-	$-

The valuation allowance increased approximately $2.1 million, primarily as a result of the increased net operating losses of our U.S.- based segment.

As of December 31, 2020, we had federal net operating loss carryforwards for income tax purposes of approximately $28.0 million which will begin to expire in 2025. We also have Arizona net operating loss carryforwards for income tax purposes of approximately $2.8 million, which only carryforward for five years. These carryforwards have been utilized in the determination of the deferred income taxes for financial statement purposes. The following table accounts for federal net operating loss carryforwards only.

Year Ending	Net Operating	Year of
December 31,	Loss:	Expiration

2020	$590,000	2040
2019	260,000	2039
2018	160,000	2038
2017	140,000	2037
2016	1,640,000	2036
2015	3,400,000	2035
2014	5,230,000	2034
2013	5,600,000	2033
2012	2,850,000	2032
2011	2,427,000	2031
2010	1,799,000	2030
2009	1,750,000	2029
2008	1,308,000	2028
2007	429,000	2027
2006	476,000	2026
2005	414,000	2025

Taiwan (Republic of China) Corporate Tax

Sole-Vision Technologies, Inc. is a subsidiary of the Company which is operating in Taiwan as a profit-seeking enterprise. Its applicable corporate income tax rate is 17%. In addition, Taiwan’s corporate tax system allows the government to levy a 10% profit retention tax on undistributed earnings for the prior year. This tax will not be provided if the company distributed the earnings before the ended of the fiscal year.

According to the Taiwan corporate income tax (“TCIT”) reporting system, the TCIT sales cut-off base is concurrent with the business tax classified as value-added type (“VAT”) which will be reported to the Ministry of Finance (“MOF”) on a bi-monthly basis. Since the VAT and TCIT are accounted for on a VAT tax basis that recorded all sales on business tax on a VAT tax reporting system, the Company is bound to report the TCIT according to the MOF prescribed tax reporting rules. Under the VAT tax reporting system, sales cut-off did not take the accrual base but rather on a VAT taxable reporting basis. Therefore, when the company adopted US GAAP on accrual basis, the sales cut-off TCIT timing difference which derived from the VAT reporting system will create a temporary sales cut-off timing difference and this difference is reflected in the deferred tax assets or liabilities calculations.

F-22

NOTE 8 EARNINGS (LOSS) PER SHARE

The following table provides a reconciliation of the numerators and denominators reflected in the basic and diluted earnings per share computations, as required by ASC No. 260, “Earnings per Share.”

Basic earnings per share (“EPS”) is computed by dividing reported earnings available to stockholders by the weighted average shares outstanding. We had net losses for the years ended December 31, 2020 and 2019 and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purpose of calculating EPS. Accordingly, all options, warrants, and shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the years ended December 31, 2020 and 2019. Total common stock equivalents that could be convertible into common stock were 11,966,234 and 12,304,709 for 2020 and 2019, respectively.

	2020	2019

Basic EPS
Net Loss	$(1,602,303)	$(1,154,808)
Weighted Average Shares	51,718,895	50,693,726

Basic Loss Per Share	$(0.03)	$(0.02)

NOTE 9 CONTINGENT LIABILITIES—TAIWAN

Pursuant to certain contracts with New Taipei City, TECO Electric and Machinery Co., Ltd, and the Taiwan Stock Exchange Information Center, MEGAsys is required to provide after-project services. If MEGAsys fails to provide these after-project services in the future, other parties of the related contract would have recourse. The financial exposure to MEGAsys in the event of failure to provide after- project services in the future as of December 31, 2020 is $0.

NOTE 10 SUBSEQUENT EVENTS

On February 5, 2021, Wolverine Flagship Fund Trading Limited converted 117.372 shares of Series B Preferred Stock ($10,000 per share) at a conversion price of $0.35 per share into 3,353,486 shares of Iveda’s Common Stock.

During 2021 the company raised $1,508,000 from the sale of common stock through June 30, 2021.

During 2021 debenture holders converted $439,750 principal and $125,376 interest into common stock through June 30, 2021.

On June 30, 2021 the company issued common stock to pay Series B Preferred shareholders $455,926 of accrued dividends at $0.35 per common share.

F-23

F-24

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2021 (Unaudited) AND DECEMBER 31, 2020

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,231,434	$249,521
Restricted Cash	224,354	165,145
Accounts Receivable, Net	76,063	226,614
Inventory, Net	458,636	221,868
Other Current Assets	450,187	122,101
Total Current Assets	2,440,674	985,249

PROPERTY AND EQUIPMENT, NET	28,897	22,027

OTHER ASSETS
Intangible Assets, Net	-	6,666
Other Assets	172,777	231,624
Total Other Assets	172,777	238,290

Total Assets	$2,642,349	$1,245,566

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts and Other Payables	$3,353,174	$3,157,810
Due to Related Parties	300,000	512,711
Short Term Debt	567,486	865,988
Current Portion of Long-Term Debt	47,944	-
Total Current Liabilities	4,268,604	4,536,509

LONG-TERM DEBT	67,921	-
LONG-TERM DIVIDENDS PAYABLE	-	415,625

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value; 100,000,000 shares authorized
Series B Preferred Stock, $0.00001 par value; 500 shares authorized, 0 and 257.2 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 74,070,292 and 52,671,395 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	741	527
Additional Paid-In Capital	38,576,077	34,768,615
Accumulated Comprehensive Loss	(132,508)	(153,254)
Accumulated Deficit	(40,138,485)	(38,322,456)
Total Stockholders’ Equity (Deficit)	(1,694,175)	(3,706,568)

Total Liabilities and Stockholders’ Equity	$2,642,349	$1,245,566

See accompanying Notes to Condensed Consolidated Financial Statements.

F-25

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

	For the Three Months ended September 30, 2021	For the Three Months ended September 30, 2020	For the Nine Months ended September 30, 2021	For the Nine Months ended September 30, 2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment Sales	$300,756	$132,315	$1,079,861	$912,822
Service Revenue	106,434	143,945	219,414	244,296
Other Revenue	4,262	1,978	5,450	7,522
TOTAL REVENUE	411,452	278,238	1,304,725	1,164,640

COST OF REVENUE	136,887	447,248	781,895	1,007,321

GROSS PROFIT	274,565	(169,010)	522,830	157,319

OPERATING EXPENSES
General & Administrative	698,717	411,286	2,042,022	1,264,945
Total Operating Expenses	698,717	411,286	2,042,022	1,264,945

LOSS FROM OPERATIONS	(424,151)	(580,296)	(1,519,193)	(1,107,626)

OTHER INCOME (EXPENSE)
Miscellaneous Income (Expense)	-	12,225	(68)	20,001
Interest Income	58	69	193	265
Interest Expense	(29,337)	(32,125)	(256,660)	(98,133)

Total Other Income (Expense)	(29,280)	(19,831)	(256,535)	(77,867)

LOSS BEFORE INCOME TAXES	(453,431)	(600,127)	(1,775,728)	(1,185,493)

BENEFIT (PROVISION) FOR INCOME TAXES	-	-	-	-

NET LOSS	$(453,431)	$(600,127)	$(1,775,728)	$(1,185,493)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.01)	$(0.03)	$(0.02)

WEIGHTED AVERAGE SHARES	68,459,430	51,401,395	69,581,603	51,401,395

See accompanying Notes to Condensed Consolidated Financial Statements

F-26

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock Amount	Preferred Shares	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity(Deficit)
BALANCE AT December 31, 2019	51,401,395	514	247	$34,052,704	$(36,493,300)	(195,287)	$(2,635,369)

Common Stock Issued for Cash			-				-
Costs of Capital			-				-
Stock Based Compensation	-	-	-	165,167			165,167
Warrants for Services			-	11,475			11,475
Warrants for Interest Expense				136,110			136,110
Convertible Debenture Value				105,572			105,572
Preferred Stock - Series B							-
Preferred Stock - Series B for Dividend			10	95,000			95,000
Dividends - P/S Series B					(226,853)		(226,853)
Conversion of Debt to stock							-
Exercise of options and warrants	1,270,000	13		202,587			202,600
Payment on Stockholder Prom Note							-
Net Loss					(1,602,303)		(1,602,303)
Comprehensive Loss					-	42,033	42,033

BALANCE AT December 31, 2020	52,671,395	527	257	34,768,615	(38,322,456)	(153,254)	(3,706,568)

Common Stock Issued for Cash	5,355,238	54		2,112,946			2,113,000
Costs of Capital				(1,932,736)			(1,932,736)
Stock Based Compensation				88,000			88,000
Common Stock for Accounts Payable	223,164	2		99,787			99,789
Common Stock for Costs of Financing	5,030,000	50		1,932,686			1,932,736
Warrants for Services				122,966			122,966
Warrants for Interest Expense				69,729			69,729
Convertible Debenture Value				69,729			69,729
Preferred Stock - Series B for Dividend			2	23,750			23,750
Preferred Stock - Series B Shares and Dividend Payable to Common Stock	8,720,119	87	(259)	432,089			432,176
Dividends - P/S Series B					(40,301)		(40,301)
Conversion of Debt & Interest to Common Stock	2,070,376	21		788,516			788,537
Exercise of options and warrants
Net Loss					(1,775,728)		(1,775,728)
Comprehensive Loss						20,746	20,746

BALANCE AT September 30, 2021 (Unaudited)	74,070,292	741	0	$38,576,077	$(40,138,485)	(132,508)	$(1,694,175)

See accompanying Notes to Condensed Consolidated Financial Statements

F-27

IVEDA SOLUTIONS, INC. CONSOLIDATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2021 AND 2020

	September 30, 2021 (Unaudited)	September 30, 2020 Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,775,728)	$(1,185,493)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and Amortization	17,148	10,000
Amortization of Deferred Financing Costs	-	-
Stock Option Compensation	88,000
Bad Debt Expense	-	-
Convertible Debt Value	69,729	-
Common Stock Warrants Issued for Services	122,966	-
Common Stock Warrants Issued for Interest	69,729	-
(Increase) Decrease in Operating Assets
Accounts Receivable	150,551	646,046
Inventory	(236,768)	132,747
Other Current Assets	(328,086)	(274,302)
Other Assets	60,476	41,234
Increase (Decrease) in Accounts and Other Payables	582,310	535,074
Net Cash Used in Operating Activities	(1,179,673)	(94,695)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(17,352)	(35,305)
Proceeds from Sale of Equipment	-	-
Net Cash Provided by (Used in) Investing Activities	(17,352)	(35,305)

CASH FLOWS FROM FINANCING ACTIVITIES
Changes in Restricted Cash	(59,209)	(126,914)
Proceeds from (Payments on) Short-Term Notes Payable/Debt	71,248	268,424
Proceeds from (Payments on) Long-Term Notes Payable/Debt	115,865	-
Proceeds from Exercise of Stock Options	-	-
Proceeds from (Payments to) Due to Related Parties	(82,711)	(69,327)
Deferred Finance Costs, Net	-	-
Common Stock Issued, Net of (Cost of Capital)	2,113,000	-

Net Cash Provided by Financing Activities	2,158,193	72,183

EFFECT OF EXCHANGE RATE CHANGES ON CASH	20,745	15,739

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	981,913	(42,078)

Cash and Cash Equivalents- Beginning of Period	249,521	256,970

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,231,434	$214,892

See accompanying Notes to Condensed Consolidation Financial Statements

F-28

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) - CONTINUED

FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2021 AND 2020

	September 30, 2021 (Unaudited)	September 30, 2020 (Unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$2,096	$1,806
Income Tax Paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Debenture Principal converted to Common Stock	$499,750	$-
Debenture Accrued Interest converted to Common Stock	$288,787	$-
Rent Accounts Payable to related Party converted to Common Stock	$99,789	$-
Common Stock issued for Consulting Agreements related to Cost of Capital	$1,932,736	$-
Accrued Dividends converted to Common Stock	$455,926	$-

See accompanying Notes to Condensed Consolidated Financial Statements.

F-29

IVEDA SOLUTIONS, INC.

NOTES TO THE (UNAUDITED) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Iveda has been offering real-time IP video surveillance technologies to our customers since 2005. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations across the globe. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

AI Functions

●	Object Search
●	Face Search (No Database Required)
●	Face Recognition (from a Database)
●	License Plate Recognition (100+ Countries), includes make and model
●	Intrusion Detection
●	Weapon Detection
●	Fire Detection
●	People Counting
●	Vehicle Counting
●	Temperature Detection
●	Public Health Analytics (Facemask Detection,
●	QR and Barcode Detection

Key Features

●	Live Camera View
●	Live Tracking
●	Abnormality Detection – Vehicle/Person wrong direction detection
●	Vehicle/Person Loitering Detection
●	Fall Detection
●	Illegal Parking Detection
●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

F-30

Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

Cerebro’s roadmap includes dashboard for all of Iveda’s platforms for central management of all devices. Cerebro is system agnostic and will support cross-platform interoperability. The common unified user interface will allow remote control of platforms, sensors and subsystems throughout an entire environment. This integration and unification of all subsystems enable acquisition and analysis of all information on one central command center, allowing comprehensive, effective, and overall management and protection of a city.

In the last few years, smart city has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources has necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

Historically, we sold and installed video surveillance equipment, primarily for security purposes and secondarily for operational efficiencies and marketing. We also provided video hosting, in-vehicle streaming video, archiving, and real-time remote surveillance services to a variety of businesses and organizations. While we only used off-the shelf camera systems from well-known camera brands, we now source our own cameras using manufacturers in Taiwan in order for us to be more flexible in fulfilling our customer needs. We now have the capability to provide IP cameras and NVRs based on customer specifications. We still utilize ONVIF (Open Network Video Interface Forum) cameras which is a global standard for the interface of IP-based physical security products.

F-31

In 2014, we changed our revenue model from direct project-based sales to licensing our platform and selling IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal subscriber base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

MEGAsys®, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. MEGAsys combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through MEGAsys, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. MEGAsys is our research and development arm, working with a team of developers in Taiwan.

Consolidation

Effective April 30, 2011, we completed our acquisition of Sole Vision Technologies (dba MEGAsys), a company based in Taiwan. We consolidate our financial statements with the financial statements of MEGAsys. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We generated accumulated losses of approximately $38 million from January 2005 through December 31, 2020 and have insufficient working capital and cash flows to support operations. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

Impairment of Long-Lived Assets

We have a significant amount of property and equipment, consisting primarily of leased equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. We did not make any impairment for the nine months ended September 30, 2021 or the years ended December 31, 2020 and 2019.

Basis of Accounting

Our consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Revenue and Expense Recognition

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with the customer. In situations where sales are to a distributor, the Company had concluded its contracts are with the distributor as the Company holds a contract bearing enforceable rights and obligations only with the distributor. As part of its consideration for the contract, the Company evaluates certain factors including the customers’ ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which it expects to be entitled. As the Company’s standard payment terms are less than one year, it has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligations is satisfied), which typically occurs at shipment. Further in determining whether control has been transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer. Customers do not have a right to return the product other than for warranty reasons for which they would only receive repair services or replacement product. The Company has also elected the practical expedient under ASC 340-40-25-4 to expense commissions for product sales when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.

F-32

The Company sells its products and services primarily to municipalities and commercial customers in the following manner:

●	The majority of MEGAsys sales are project sales to Taiwan customers and are made direct to the end customer (typically a municipality or a commercial customer) through its sales force, which is composed of its employees. Revenue is recorded when the equipment is shipped to the end customer and charged for service when installation or maintenance work is performed.

Revenues from fixed-price equipment installation contracts (project sales) are recognized on the percentage-of-completion method. The percentage completed is measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers expended costs to be the best available measure of progress on these contracts. Because of inherent uncertainties in estimating costs and revenues, it is at least reasonably possible that the estimates used will change.

Contract costs include all direct material, subcontractors, labor costs, and equipment costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenues when their realization is reasonably assured. Claims are included in revenues when realization is probable and the amount can be reliably estimated.

●	The majority of Iveda US hardware sales are to international customers and are made through independent distributors or integrators who purchase products from the Company at a wholesale price and sell to the end user (typically municipalities or a commercial customer) at a retail price. The distributor retains the margin as its compensation for its role in the transaction. The distributor or integrator generally maintains product inventory or product is drop shipped from the manufacturer, customer receivables and all related risks and rewards of ownership. Accordingly, upon application of steps one through five above, revenue is recorded when the product is shipped to the distributor or as directed by the distributor consistent with the terms of the distribution agreement.

●	Iveda US also sells software that include licensing fees that are paid either monthly or yearly. The revenues are recorded monthly, if the license is paid yearly the revenue will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

Comprehensive Loss

Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Our current component of other comprehensive income is the foreign currency translation adjustment.

Concentrations

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.

Substantially all cash is deposited in two financial institutions, one in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (Central

Deposit Insurance Corporation) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC Insurance limit.

F-33

Accounts receivables are unsecured, and we are at risk to the extent such amount becomes uncollectible. We perform periodic credit evaluations of our customers’ financial condition and generally do not require collateral. Two customers represented approximately 40% and 77% of total accounts receivable of $76,063 and $226,614 as of September 30, 2021 and December 31, 2020, respectively. These customers are longtime customers, and we don’t expect any problem with collectability of these accounts receivable.

We had revenue from one customer with greater than 10% of total revenues during the nine months ended September 30, 2021 that represented approximately 25% of total revenues. We had $219,222 revenues (25%) from Chunghwa Telecom.

We had revenue from two customers with greater than 10% of total revenues during 2020 that represented approximately 39% of total revenues. We had $414,415 revenues (28%) from Chunghwa Telecom and $159,048 revenues (11%) from Siemens .

No other customers represented greater than 10% of total revenues in nine months ended September 30, 2021 and 2020.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. For our U.S.-based segment, receivables past due more than 120 days are considered delinquent. For our Taiwan-based segment, receivables over one year are considered delinquent. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer. As of September 30, 2021 and December 31, 2020, respectively, an allowance for uncollectible accounts of $0 and $0 was deemed necessary for our U.S.-based segment.

Deposits – Current

Our current deposits represent tender deposits placed with local governments and major customers in Taiwan during the bidding process for new proposed projects.

Other Current Assets

Other current assets represent cash paid in advance to insurance companies and vendors for service coverage extending into subsequent periods.

Inventories

We review our inventories for excess or obsolete products or components based on an analysis of historical usage and an evaluation of estimated future demand, market conditions, and alternative uses for possible excess or obsolete parts. The allowance for slow-moving and obsolete inventory is $0 and $0, as of September 30, 2021 and December 31, 2020, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over estimated useful lives of three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred. Depreciation expense for the nine months ended September 30, 2021 and September 30, 2020 was $10,482 and $5,000, respectively.

F-34

Intangible Assets

Intangible assets consist of trademarks and other intangible assets associated with the purchase price allocation of MEGAsys. Such assets are being amortized over their estimated useful lives of nine months to ten years. Other intangible assets and trademarks are fully amortized at September 30, 2021. Current year amortization of trademarks was as follows:

2021	$6,666
2022	-
Total	$6,666

Deposits—Long-Term

Long-term deposits consist of a deposit related to the leases of MEGAsys’ office space, and tender deposits placed with local governments and major customers in Taiwan as part of the bidding process, which are anticipated to be held more than one year if the bid is accepted.

Income Taxes

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from sales cut-off, depreciation, deferred rent expense, and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that represents our best estimate of such deferred tax assets that, more likely than not, will be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities. During 2020, we reevaluated the valuation allowance for deferred tax assets and determined that no current benefits should be recognized for the year ended December 31, 2020.

We are subject to U.S. federal income tax as well as state income tax.

Our U.S. income tax returns are subject to review and examination by federal, state, and local authorities. Our U.S. tax returns for the years 2016 to 2020 are open to examination by federal, local, and state authorities.

Our Taiwan tax returns are subject to review and examination by the Taiwan Ministry of Finance. Our Taiwan tax return for the years 2016 to 2020 are open to examination by the Taiwan Ministry of Finance.

Restricted Cash

Restricted cash represents time deposits on account to secure short-term bank loans in our Taiwan-based segment.

Accounts and Other Payables

	September 30, 2021	December 31, 2020
	(Unaudited)
Accounts Payable	$473,977	$405,819
Accrued Expenses	2,774,214	2,751,127
Deferred Revenue and Customer Deposits	104,983	864
Accounts and Other Payables	$3,353,174	$3,157,810

Deferred Revenue

Advance payments received from customers on future installation projects are recorded as deferred revenue.

F-35

Stock-Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of ASC 718, “Share-Based Payment,” which requires the recognition of an expense related to the fair value of stock-based compensation awards. We elected the modified prospective transition method as permitted by ASC 718. Under this transition method, stock-based compensation expense includes compensation expense for stock-based compensation granted on or after the date ASC 718 was adopted based on the grant-date fair value estimated in accordance with the provisions of ASC 718. We recognize stock-based compensation expense on a straight-line basis over the requisite service period of the award. The fair value of stock-based compensation awards granted prior to, but not yet vested as of December 31, 2020 and 2019, were estimated using the “minimum value method” as prescribed by original provisions of ASC 718, “Accounting for Stock-Based Compensation.” Therefore, no compensation expense is recognized for these awards in accordance with ASC 718. We recognized $165,167 and $95,167 of stock-based compensation expense for the years ended December 31, 2020 and 2019, respectively and $88,000 for the nine months ended September 30, 2021.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of September 30, 2021 and December 31, 2020. The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts receivable, 0 payable, accrued expenses, and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short-term in nature and their carrying amounts approximate their fair values or because they are receivable or payable on demand.

Segment Information

We conduct operations in various geographic regions. The operations conducted and the customer bases located in the foreign countries are similar to the business conducted and the customer bases located in the United States. The net revenues and net assets (liabilities) for other significant geographic regions are as follows:

	September 30, 2021 (Unaudited)
	Net Revenue	Net Assets (Liabilities)
United States	$59,200	$(2,404,401)
Republic of China (Taiwan)	$1,245,525	$710,225

Furthermore, due to operations in various geographic locations, we are susceptible to changes in national, regional, and local economic conditions, demographic trends, consumer confidence in the economy, and discretionary spending priorities that may have a material adverse effect on our future operations and results.

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit them back to the applicable governmental agencies on a periodic basis. The taxes and fees are legal assessments to the customer, for which we have a legal obligation to act as a collection agent. Because we do not retain the taxes and fees, we do not include such amounts in revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable governmental agencies.

Reclassification

Certain amounts in 2020 have been reclassified to conform to the 2021 presentation.

New Accounting Standards

No new relevant accounting standards

F-36

NOTE 2 RELATED PARTIES

	September 30, 2021	December 31, 2020
	(Unaudited)
During 2020 one of the three MEGAsys directors loaned money to MEGAsys at no interest.	-	37,711

On October 18, 2018, we entered into a debenture agreement for $50,000 with Quadrant International LLC (four partners, three of which are related parties) at 0.0% interest per annum with interest and principal payable on the maturity date of December 31, 2019.	-	45,534

On September 10, 2014, we entered into a debenture agreement with Mr. Alex Kuo, a member of the Board of Directors, for $30,000, through his wife, Li-Min Hsu, at 9.5% interest per annum with interest and principal payable on the extended maturity date of December 31, 2015. As consideration for the extension of the debenture, we granted Mrs. Hsu options to purchase 3,000 shares of our common stock with an exercise price of $0.77 per share. *No longer a Director	-	30,000	*

On September 8, 2014, we entered into a debenture agreement with Mr. Kuo’s wife, Li-Min Hsu, for $100,000, at 9.5% interest per annum with interest and principal payable on the extended maturity date of December 31, 2015. As consideration for the extension of the debenture, we granted Mrs. Hsu options to purchase 10,000 shares of our common stock with an exercise price of $0.77 per share. *No longer a Director	-	100,000	*

On August 28, 2014, we entered into a debenture agreement with Mr. Gregory Omi, formerly a member of our Board of Directors of the company for $200,000, at 9.5% interest per annum with interest and principal payable on the extended maturity date of December 31, 2016. As consideration for the extension of the debenture, we granted Mr. Omi options to purchase 20,000 shares of our common stock with an exercise price of $0.77 per share. This debenture was extended to December 31, 2016. Mr. Omi is currently the CTO of the company.	200,000	200,000

On November 19, 2012, we entered into a convertible debenture agreement with Mr. Robert Gillen, a member of our Board of Directors, for $100,000 (the “Gillen I Debenture”), under his company Squirrel-Away, LLC. Under the original terms of the agreement, interest is payable at 10% per annum and became due on December 19, 2014. Gillen I Debenture was extended to January 5, 2015. On June 20, 2013, interest of $5,000 was paid on the debenture. As consideration for agreeing to extend the maturity date of the debenture to December 31, 2015, we granted Mr. Gillen options to purchase 10,000 shares of common stock at an exercise price of $0.77 per share This debenture was extended to December 31, 2016.	$100,000	$100,000

Total Due to Related Parties $ 300,000	$300,000	512,711
Less Current Portion	(300,000)	(512,711)
Less: Debt Discount	-	-
Total Long-Term	$-	$-

F-37

NOTE 3 SHORT-TERM AND LONG-TERM DEBT

The short-term debt balances were as follows:

	September 30, 2021	December 31, 2020
	(Unaudited)
Unsecured loan from a shareholder in April 2018 for $100,000 at a 50% interest rate and six month maturity, was due October 2018. principal and interest convertible at $0.35 per share into common stock at the option of the holder until repaid.	$-	$100,000

Note Payable to Siemens due December 31, 2021 at 0% interest.	82,486

Loan from Hua Nan Bank in 2020 at 2.42% interest rate per annum and due December 2021, 2019 loan at 2.61% interest paid, February - April 2020		71,238

Debenture agreements with various shareholders at 10% interest rate beginning in February 2019 - December 2019, one year maturity, were due February 2020 – December 2020, principal and interest convertible at $0.35 per share into common stock at the option of the holder until repaid.	210,000	346,250

Debenture agreements with various shareholders at 10%-20% interest rate beginning in January 2020 - February 2021, one year maturity, due January 2021 – February 2022, principal and interest convertible at $0.35 per share into common stock at the option of the holder until repaid.	275,000	313,500

Short-term three month loan at 0% interest from a shareholder in June 2020, was due September 2020.	-	35,000

Balance at end of period	$567,486	$865,988

The Long-term debt balances were as follows:

Loans from Shanghai Bank with interest rates 1.00% per annum due February 2024	115,865	-

Current Portion of Long-term debt	(47,944)	-

Balance at end of period	$67,921	-

NOTE 4 PREFERRED STOCK

We are currently authorized to issue up to 100,000,000 shares of preferred stock, par value $0.00001 per share, 10,000,000 shares of which are designated as Series A Preferred Stock and 500 shares of which are designated as Series B Preferred Stock. Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

F-38

Series A Preferred Stock

We are authorized to issue up to 10,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock accrues cumulative dividends at a rate of 9.5% per annum of the original issue price of $1.00 per share. Accrued but unpaid dividends are payable by us, either in cash or in shares of our common stock, upon the occurrence of a Liquidation Event (as defined in our Articles of Incorporation) or upon conversion of the shares into shares of our common stock. In addition, in the event of any liquidation, dissolution, or winding up of our company, the holders of Series A Preferred Stock are entitled to receive distributions of any of the assets of our company prior and in preference to the holders of our common stock, but after distribution of any assets of our company to the holders of our Series B Preferred Stock in an amount equal to the Series B Preferred Stock’s original issue price plus any accrued but unpaid dividends.

Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into shares of our common stock equal to the original issue price divided by an initial conversion price of $1.00 per share of Series A Preferred Stock, subject to certain adjustments. On June 30, 2017, all shares of Series A Preferred Stock not already converted automatically converted into shares of our common stock at the then-applicable conversion price.

The holders of Series A Preferred Stock have the same voting rights as, and vote as a single class with, the holders of our common stock. Each holder of our Series A Preferred Stock is entitled to the number of votes equal to the number of shares of our common stock into which such shares of Series A Preferred Stock may be converted. In addition, in the event we sell, grant, or issue any Common Stock Equivalent (as defined in our Articles of Incorporation) at a price per share that is lower than the then-applicable conversion price for the Series A Preferred Stock, the conversion price for the Series A Preferred Stock will be adjusted to account for the dilutive issuance. If we effectuate a stock split or subdivision of our common stock or our Board of Directors declares a dividend payable in our common stock, the conversion price for the Series A Preferred Stock will be appropriately decreased to protect the Series A Preferred Stock holders from any dilutive effect of the stock split, subdivision, or stock dividend. Similarly, if the number of shares of our common stock outstanding decreases due to a reverse stock split or other combination of the outstanding shares of our common stock, then the applicable conversion price of the Series A Preferred Stock will increase in order to proportionately decrease the number of shares issuable upon conversion. Holders of our Series A Preferred Stock have no sinking fund or redemption rights.

Series B Preferred Stock

We are authorized to issue up to 500 shares of Series B Preferred Stock. Each share of Series B Preferred Stock accrues dividends at a rate of 9.5% per annum of the original issue price of $10,000 per share. Dividends on the Series B Preferred Stock accrue daily and compound annually. All accrued but unpaid dividends on the Series B Preferred Stock must be paid, declared, or set aside prior to the declaration of any dividend on any class of stock that is junior in preference to the Series B Preferred Stock. Dividends on the Series B Preferred Stock are paid quarterly, beginning on July 1, 2015 in either cash or shares of our common stock. In addition, all accrued but unpaid dividends are payable by us, either in cash or in shares of our common stock, upon the occurrence of a Liquidation Event (as defined in our Articles of Incorporation) or upon the conversion of the shares into shares of our common stock.

In the event of any liquidation, dissolution, or winding up of our company, the holders of Series B Preferred Stock are entitled to receive distributions of any of the assets of our company equal to 100% of the original issue price plus all accrued but unpaid dividends prior and in preference to the holders of Series A Preferred Stock and holders of our common stock. We also have the option to redeem all, but not less than all, of the Series B Preferred Stock, provided that certain conditions have been met. Should we choose to redeem the shares of our Series B Preferred Stock outstanding, we are required to pay the original purchase price plus all accrued but unpaid dividends. Each share of Series B Preferred Stock is convertible at the option of the holder, at any time, into shares of our common stock equal to the original issue price divided by an initial conversion price of $0.75 per share of Series B Preferred Stock, subject to certain adjustments.

The holders of Series B Preferred Stock have no voting rights, except as are expressly provided in our Articles of Incorporation or required by law. Without the approval of at least a majority of the outstanding Series B Preferred Stock, we may not authorize or issue (i) any additional or other shares of capital stock that are of senior rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions, or payments upon the liquidation, dissolution, and winding up of our company, (ii) any additional or other shares of capital stock that are of equal rank to the shares of Series B Preferred Stock in respect of the preferences as to dividends, distributions, or payments upon the liquidation, dissolution, and winding up of our company, or (iii) any capital stock junior in preference to the Series B Preferred Stock having a maturity date that is prior to the maturity date of the Series B Preferred Stock. Furthermore, if we consummate a Fundamental Transaction (as defined in our Articles of Incorporation) while shares of our Series B Preferred Stock are outstanding, then the holders of those outstanding shares have the right to receive, upon conversion of the Series B Preferred Stock, the same amount and kind of securities, cash, or property as they would have received if they would have been holders of the number of shares of common stock issuable upon conversion in full of all shares of our Series B Preferred Stock immediately prior to the Fundamental Transaction.

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In addition, in the event we sell, grant, or issue any Common Stock Equivalent (as defined in our Articles of Incorporation) at a price per share that is lower than the then-applicable conversion price for the Series B Preferred Stock (the “Effective Price”), the conversion price for the Series B Preferred Stock will be adjusted to the Effective Price.

If we effectuate a stock split or subdivision of our common stock or our Board of Directors declares a dividend payable in our common stock, the conversion price for the Series B Preferred Stock will be appropriately decreased to protect the Series B Preferred Stockholders from any dilutive effect of the stock split, subdivision, or stock dividend. Similarly, if the number of shares of our common stock outstanding decreases due to a reverse stock split or other combination of the outstanding shares of our common stock, then the applicable conversion price of the Series B Preferred Stock will increase in order to proportionately decrease the number of shares issuable upon conversion. Holders of our Series B Preferred Stock have no sinking fund rights. As of September 30, 2021, we have no outstanding shares of Series B Preferred Stock.

NOTE 5 EQUITY

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.00001 per share. All outstanding shares of our common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of our company. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors. In the event of liquidation, dissolution, or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights. Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

The Company raised $2,113,000 during the nine months ended September 30, 2021 issuing 5,355,238 shares of common stock and warrants to purchase common shares with a Fair Market Value of approximately $900,000.

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NOTE 6 STOCK OPTION PLAN AND WARRANTS

Stock Options

On October 15, 2009, we adopted the 2009 Stock Option Plan (the “2009 Option Plan”), with an aggregate number of 1,500,000 shares of common stock issuable under the plan. The purpose of the 2009 Option Plan was to assume options that were already issued in the 2006 and 2008 Option plans under Iveda Corporation after the merger with Charmed Homes.

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 1,000,000 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 3,000,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 13,000,000 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020.

We adopted a new plan called Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan will have a maximum of 10 million option shares authorized with similar terms and conditions to the 2010 Option Plan. This plan has not been approved by the shareholders and as of December 31, 2020 and 2,500,000 options were outstanding under the 2020 Option Plan.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2020, we had no unrecognized stock- based compensation.

Stock option transactions during 2020 and 2019 were as follows:

	2020		2019
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	6,741,200	$0.78	6,046,200	$0.83
Granted	2,500,000	0.37	695,000	0.28
Exercised	(1,270,000)	0.16	-	-
Forfeited or Canceled	(355,000)	1.12	-	-
Outstanding at End of Year	7,616,200	0.73	6,741,200	0.78

Options Exercisable at Year-End	7,616,200	0.73	6,741,200	0.78

Weighted-Average Fair Value of Options Granted During the Year	$0.25		$0.20

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Information with respect to stock options outstanding and exercisable at December 31, 2020 is as follows:

	Options Outstanding			Options Exercisable
Range of Exericse Prices	Number Outstanding at December 31, 2020	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2020	Weighted- Average Exercise Price
$0.04 - $1.75	7,616,200	5.7	$0.73	7,616,200	$0.73

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

	2020	2019
Expected Life	5 yrs	5 yrs
Dividend Yield	0%	0%
Expected Volatility	90%	90%
Risk-Free Interest Rate	0.18%	1.67%

Warrant transactions during 2020 and 2019 were as follows:

	2020		2019
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	5,563,509	$0.38	4,796,876	$0.40
Granted	989,856	0.35	1,335,178	0.35
Exercised			-
Forfeited or Canceled	(2,203,331)	0.36	(568,545)	0.45
Outstanding at End of Year	4,350,034	0.38	5,563,509	0.38

Warrant Exercisable at Year-End	4,350,034	0.38	5,563,509	0.38

Weighted-Average Fair Value of Warrants Granted During the Year	$0.10 - $0.26		$0.00 - $0.22

Information with respect to warrants outstanding and exercisable at December 31, 2020 is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exericse Prices	Number Outstanding at December 31, 2020	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2020	Weighted- Average Exercise Price
$0.35 - $1.65	4,350,034	1.0	$0.38	4,350,034	$0.38

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The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

	2020	2019
Expected Life	1.5 yrs	1.5 yrs
Dividend Yield	0%	0%
Expected Volatility	90%	90%
Risk-Free Interest Rate	0.19 - 1.59%	1.74 -2.47%

NOTE 7 INCOME TAXES

U.S. Federal Corporate Income Tax

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforward that create deferred tax assets and liabilities are as follows:

	2020	2019
Tax Operating Loss Carryforward - USA	$9,800,000	$9,600,000
Other	-	-
Valuation Allowance - USA	(9,800,000)	(9,600,000)
	$-	$-

 The valuation allowance increased approximately $2.1 million, primarily as a result of the increased net operating losses of our U.S.- based segment.

As of December 31, 2020, we had federal net operating loss carryforwards for income tax purposes of approximately $25.0 million which will begin to expire in 2025. We also had Arizona and California net operating loss carryforwards for income tax purposes of approximately $19.4 million and $2.0 million, respectively, which began to expire in 2014. These carryforwards have been utilized in the determination of the deferred income taxes for financial statement purposes. The following table accounts for federal net operating loss carryforwards only.

Year Ending	Net Operating	Year of
December 31,	Loss:	Expiration

2020	$590,000	2040
2019	260,000	2039
2018	160,000	2038
2017	140,000	2037
2016	1,640,000	2036
2015	3,400,000	2035
2014	5,230,000	2034
2013	5,600,000	2033
2012	2,850,000	2032
2011	2,427,000	2031
2010	1,799,000	2030
2009	1,750,000	2029
2008	1,308,000	2028
2007	429,000	2027
2006	476,000	2026
2005	414,000	2025

Taiwan (Republic of China) Corporate Tax

Sole-Vision Technologies, Inc. is a subsidiary of the Company which is operating in Taiwan as a profit-seeking enterprise. Its applicable corporate income tax rate is 17%. In addition, Taiwan’s corporate tax system allows the government to levy a 10% profit retention tax on undistributed earnings for the prior year. This tax will not be provided if the company distributed the earnings before the ended of the fiscal year.

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According to the Taiwan corporate income tax (“TCIT”) reporting system, the TCIT sales cut-off base is concurrent with the business tax classified as value-added type (“VAT”) which will be reported to the Ministry of Finance (“MOF”) on a bi-monthly basis. Since the VAT and TCIT are accounted for on a VAT tax basis that recorded all sales on business tax on a VAT tax reporting system, the Company is bound to report the TCIT according to the MOF prescribed tax reporting rules. Under the VAT tax reporting system, sales cut-off did not take the accrual base but rather on a VAT taxable reporting basis. Therefore, when the company adopted US GAAP on accrual basis, the sales cut-off TCIT timing difference which derived from the VAT reporting system will create a temporary sales cut-off timing difference and this difference is reflected in the deferred tax assets or liabilities calculations.

NOTE 8 EARNINGS (LOSS) PER SHARE

The following table provides a reconciliation of the numerators and denominators reflected in the basic and diluted earnings per share computations, as required by ASC No. 260, “Earnings per Share.”

Basic earnings per share (“EPS”) is computed by dividing reported earnings available to stockholders by the weighted average shares outstanding. We had net losses for the years ended December 31, 2020 and 2019 and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purpose of calculating EPS. Accordingly, all options, warrants, and shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the periods ended September 30, 2021 and 2020.

	September 30, 2021	September 30, 2020
	(Unaudited)	(Unaudited)
Basic EPS
Net Loss	$(1,775,728)	$(1,185,493)
Weighted Average Shares	69,581,603	51,401,395
Basic Loss Per Share	$(0.03)	$(0.02)

NOTE 9 CONTINGENT LIABILITIES—TAIWAN

Pursuant to certain contracts with Siemens, Chung-Hsin Electric and Machinery Manufacturing Corp, MEGAsys is required to provide after-project services. If MEGAsys fails to provide these after-project services in the future, other parties of the related contract would have recourse. The financial exposure to MEGAsys in the event of failure to provide after- project services in the future as of September 30, 2021 is $61,435.

NOTE 10 SUBSEQUENT EVENTS

From October 1, 2021 to November 8, 2021, short-term debenture holders converted $110,000 principal and $22,809 accrued interest into 384,454 shares of common stock, we sold 756,000 shares of unregistered restricted common stock at $0.75 for $567,000 of proceeds and a warrant to purchase 270,000 shares of common stock at $0.35 was exercised for $94,500.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation and bylaws limit the liability of directors to the fullest extent permitted by the Nevada Corporation Act. In addition, our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises. We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below are the sales of all securities by the Company within the past three years which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act.

Between January 1. 2018 and December 31, 2019 the Company issued and sold an aggregate of 181,654 shares of common stock to investors for aggregate proceeds of approximately $64,000 in gross proceeds.

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Between January 1, 2020 and December 3, 2021 the Company issued and sold an aggregate of 6,391,238 shares of common stock to investors for aggregate proceeds of approximately $2,778,000 in gross proceeds.

Between January 1, 2020 and December 3, 2021 the Company issued 3,266,184 shares of common stock to convertible debt holders upon conversion of $1,201,819 in principal and interest.

From October 1, 2021 to November 8, 2021, we sold 756,000 shares of unregistered restricted common stock at $0.75 per share for $567,000 of proceeds, plus warrants to purchase 270,000 shares of common stock at $0.35 were exercised for $94,500 in proceeds.

All of the securities referred to, above, were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement*
2.1	Agreement and Plan of Merger, dated March 21, 2011, by and among Iveda Solutions, Inc., a Nevada corporation, Sole-Vision Technologies, Inc. (doing business as MEGAsys), a corporation organized under the laws of the Republic of China, and the shareholders of MEGAsys (Incorporated by reference to the Form 10-K/A filed on 2/9/2012)
3.1	Articles of Incorporation of Charmed Homes Inc. (Incorporated by reference to the Form SB-2 filed on 4/27/2007)
3.2	Bylaws of Iveda Solutions, Inc. (Incorporated by reference to the Form 10-K filed on 3/31/2014)
3.3	Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on September 9, 2009 (Incorporated by reference to the Form 8-K filed on 10/21/2009)
3.4	Articles of Merger filed with the Secretary of State of Nevada on December 28, 2010, and dated effective December 31, 2010 (Incorporated by reference to the Form 8-K filed on January 4, 2010)
3.5	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of Nevada on December 9, 2014 containing the rights and preferences of the Series A Preferred Stock (Incorporated by reference to the Form 8-K filed on December 15, 2014)
3.6	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State of Nevada on January 15, 2015, containing the Designation of the Preferences, Rights and Limitations of the Series B Preferred Stock (Incorporated by reference to the Form 8-K filed on January 23, 2015)
4.1	Specimen Stock Certificate (Incorporated by reference to the Form SB-2 filed on 4/27/2007)
4.2	Form of Stock Option Agreement under the IntelaSight, Inc. 2008 Stock Option Plan (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
4.3	Form of Common Stock Purchase Warrant issued by IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
4.4	2009 Stock Option Plan, dated October 15, 2009 (Incorporated by reference to the Form 8-K filed on 10/21/2009)
4.5	Form of Common Stock Purchase Warrant issued by Iveda Corporation in conjunction with the Merger (Incorporated by reference to the Form 8-K filed on 10/21/2009)
4.6	2010 Stock Option Plan, dated January 18, 2010 (Incorporated by reference to the Form S-8 filed on 2/4/2010)
4.7	Form of Notice of Grant of Stock Option under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.8	Form of Stock Option Agreement under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.9	Form of Stock Option Exercise Notice under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)

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4.10	Form of Tranche A Warrant (Incorporated by reference to the Form 8-K filed on 1/28/2015)
4.11	Form of Tranche B Warrant (Incorporated by reference to the Form 8-K filed on 1/28/2015)
4.12	Registration Rights Agreement dated January 16, 2015 (Incorporated by reference to the Form 8-K filed on 1/28/2015)
4.13	2020 Stock Option Plan, dated January 18, 2020 (filed with amended Form 10-12g filed on 10/25/2021
4.14	Form of Warrant to purchase common stock to officers, directors, employees, and consultants
4.15	Form of Convertible Debenture
4.16	Form of Warrant
4.17	Form of Warrant Agent Agreement between the Registrant and the Warrant Agent*
4.18	Form of Warrant to be offered in this offering*
4.19	Form of Representative’s Warrant (Included in Exhibit 1.1)
5.1	Form of Opinion of McCarter & English, LLP *
10.1	Application Development Service Agreement dated July 14, 2006 by and between Axis Communications AB and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A2 filed on 8/2/2009)
10.2	Partner Agreement dated January 30, 2007 by and between Milestone Systems, Inc. and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.3	Solution Partner Agreement dated March 13, 2008 by and between Milestone Systems A/S and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.4	Channel Partner Program Membership Agreement – Gold Solution Partner Level – dated June 23, 2009 by and between Axis Communications Inc. and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.5	Stock Purchase Agreement, dated October 15, 2009, by and among Iveda Corporation, IntelaSight, Inc., Ian Quinn and Kevin Liggins (Incorporated by reference to the Form 8-K filed on 10/21/2009)
10.6	Subscription Agreement, dated July 26, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.7	Line of Credit Promissory Note, dated September 15, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.8	Agreement for Service, dated October 20, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.9	Consulting Agreement, dated October 25, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.10	Operating Level Agreement, dated October 25, 2010 (Incorporated by reference to Form 10-Q filed on November 12, 2010)
10.11	Side Letter, dated March 21, 2011, by and among Iveda Solutions, Inc., a Nevada corporation, Sole-Vision Technologies, Inc. (doing business as MEGAsys), a corporation organized under the laws of the Republic of China, and the shareholders of MEGAsys (Incorporated by reference to Form 10-K filed on 3/30/2011)
10.12	Non-Exclusive Strategic Collaboration Agreement between Iveda Solutions, Inc. and Telmex, U.S.A., LLC, dated October 28, 2011 (Incorporated by reference to Form 10-Q/A filed on 3/7/2012)
10.13	2010 Digital Video Remote Monitoring Recording System Procurement Contract between Sole-Vision Technology, Inc. and New Taipei City Police Department Purchasing Authority, dated January 9, 2012 (Incorporated by reference to Form 10-K filed on 3/30/2012)
10.14	Consulting Agreement between Iveda Solutions, Inc. and Amextel S.A. de C.V. dated November 2, 2011 (Incorporated by reference to Form 10-K/A filed on 5/11/2012)
10.15	Securities Purchase Agreement dated January 16, 2015 (Incorporated by reference to the Form 8-K filed on 1/28/2015)
10.17	Cooperation Agreement with Industrial Technology Research Institute dated November --, 2012
10.18	Form of Subscription Agreement
14.1	Code of Conduct and Ethics (Incorporated by reference to the Form 10-K filed on 4/15/2010)
14.2	Code of Ethics for Chief Executive Officer and Senior Financial Officers (Incorporated by reference to the Form 10-K filed on 4/15/2010)
21	Subsidiaries of the Registrant (Incorporated by reference to Form 10-K filed on 3/30/2012)
23.1	Consent of BF Borgers, CPA, P.C.
23.2	Consent of McCarter & English, LLP (included in Exhibit 5.1)*

* To be filed by amendment.

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(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(4) That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on December 30, 2021.

Iveda Solutions, Inc.

By:	/s/ David H. Ly
Name:	David H. Ly
Title:	Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David H. Ly	Chief Executive Officer and Chairman of the Board	December 30, 2021
Name: David H. Ly	(Principal Executive Officer)

/s/ Robert J. Brilon	Chief Financial Officer and Treasurer	December 30, 2021
Name: Robert J. Brilon	(Principal Accounting and Financial Officer)

/s/ Chi Kuang Sid Sung	President	December 30, 2021
Name: Sid Sung

/s/ Luz Berg	General Manager, Chief Marketing Officer and Corporate Secretary	December 30, 2021
Name: Luz Berg

/s/ Joseph Farnsworth	Director	December 30, 2021
Name: Joseph Farnsworth

/s/ Alejandro Franco	Director	December 30, 2021
Name: Alejandro Franco

/s/ Robert D. Gillen	Director	December 30, 2021
Name: Robert D. Gillen

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